Exhibit 10.2

EXECUTION COPY
______________________________________________________________________________

364-DAY CREDIT AGREEMENT

dated as of

June 9, 2010

among

LINCOLN NATIONAL CORPORATION,
as an Account Party and Guarantor

The SUBSIDIARY ACCOUNT PARTIES,
as additional Account Parties

The BANKS Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

___________________

$500,000,000

___________________

J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,
as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents
______________________________________________________________________________

TABLE OF CONTENTS

- i -

- ii -

- iii -

Schedule I	Commitments
Schedule II	Restricted Subsidiaries
Schedule III	Existing Instruments

EXHIBIT A	Form of Note
EXHIBIT B	Opinion of Counsel of the Company
EXHIBIT C	Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel to JPMCB
EXHIBIT D	Form of Assignment and Assumption
EXHIBIT E	Form of Confirming Bank Agreement
EXHIBIT F	Form of Subsidiary Joinder Agreement
EXHIBIT G	Subsidiary Termination Notice

- iv -

364-DAY CREDIT AGREEMENT dated as of June 9, 2010 among: LINCOLN NATIONAL CORPORATION, the SUBSIDIARY ACCOUNT PARTIES party hereto, the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Account Parties have requested that the Banks issue letters of credit for their account and make loans to them in an aggregate face or principal amount not exceeding $500,000,000 at any one time outstanding, and the Banks are prepared to issue such letters of credit and make such loans upon the terms and conditions hereof.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions

.  The following terms, as used herein, have the following meanings:

"Account Party" means any of the Company and the Subsidiary Account Parties, as the context may require, and "Account Parties" means all of the foregoing.

"Additional Commitment Bank" means (a) a Bank or (b) any other Person which is a NAIC Approved Bank, in each case that agrees to provide a Commitment or (in the case of a Bank) agrees to increase the amount of its Commitment pursuant to Section 2.11(c), with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

"Adjusted Consolidated Net Worth" means, at any date, without duplication, the sum of (a) the consolidated shareholders' equity of the Company and its Consolidated Subsidiaries, plus (without duplication) (b) the aggregate amount of Instruments, to the extent given equity credit by S&P and/or Moody's; provided that (i) for purposes of clause (b) above, (A) in the case such Instruments are given equity credit by both S&P and Moody's, the higher of the two amounts shall apply and (B) the equity credit treatment given by S&P or Moody's to any Instrument outstanding as of the Effective Date (and listed on Schedule III hereto) shall be deemed to apply to such Instrument to the extent such Instrument remains outstanding, irrespective of any change in the equity credit treatment given by either such rating agency to such Instrument at any time after the Effective Date (for avoidance of doubt, any change in the amount or percentage of the equity credit given to such Instrument that is contemplated in the equity credit treatment given to such Instrument as of the Effective Date, including without limitation any such change resulting from the life to maturity of such Instrument or the amount of all such Instruments as a percentage of total adjusted capital (as determined by S&P), shall continue to be given effect after the Effective Date for purposes of clause (b) above); (ii) there shall be excluded from "Adjusted Consolidated Net Worth" (A) accumulated other comprehensive income (or loss), as shown on the relevant consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the SEC, (B) all obligations of the Company and its Subsidiaries in respect of Disqualified Capital Stock and (C) all noncontrolling interests in subsidiaries (as determined in accordance with the Statement of Financial Accounting Standards No. 160, entitled "Noncontrolling Interests in Consolidated

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Financial Statements"); and (iii) the calculation of "Adjusted Consolidated Net Worth" shall not give effect to any election under the Statement of Financial Accounting Standards No. 159, entitled "The Fair Value Option for Financial Assets and Financial Liabilities" (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

"Administrative Agent" means JPMCB, in its capacity as agent for the Banks hereunder, and its successors in such capacity.

"Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agreement" means this 364-Day Credit Agreement, as it may be amended or modified and in effect from time to time.

"Applicable Lending Office" means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Company and the Administrative Agent.

"Applicable Facility Fee Rate", "Applicable Letter of Credit Commission" and "Applicable Margin" means, for any day, with respect to the facility fees payable hereunder or with respect to the letter of credit fees payable under Section 2.10(b) or with respect to the interest margin on any Base Rate Loan or Euro-Dollar Loan, as the case may be, the applicable rate per annum set forth below under the caption "Applicable Facility Fee Rate", "Applicable Letter of Credit Commission", "Applicable Margin (Base Rate Loans)" or "Applicable Margin (Euro-Dollar Loans)", respectively, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/ Moody's)	Applicable Facility Fee Rate	Applicable Letter of Credit Commission	Applicable Margin (Base Rate Loans)	Applicable Margin (Euro- Dollar Loans)
Category 1	> A / A2	0.15%	1.10%	0.35%	1.35%
Category 2	A- / A3	0.20%	1.30%	0.55%	1.55%
Category 3	BBB+ / Baa1	0.25%	1.50%	0.75%	1.75%
Category 4	BBB / Baa2	0.35%	1.90%	1.15%	2.15%
Category 5	< BBB- / Baa3	0.45%	2.30%	1.55%	2.55%

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category of the higher of the two ratings; (b) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if only one of Moody's and S&P shall have in effect a rating for the Index Debt, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category of such rating; (d) if neither Moody's nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable rating shall be determined by reference to Category 5; and (e) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise.  Each change in the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the rating of Moody's and/or S&P, as the case may be, most recently in effect prior

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to such change or cessation.  References herein to "Applicable Margin" shall refer to the Applicable Margin for the relevant Type of Loan, as applicable.

"Applicable Percentage" means, with respect to any Bank, the percentage of the total Commitments represented by such Bank's Commitment; provided that in the case of Section 2.17 when a Defaulting Bank shall exist, "Applicable Percentage" shall mean the percentage of the total Commitments (disregarding any Defaulting Bank's Commitment) represented by such Bank's Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank's status as a Defaulting Bank at the time of determination.

"Assignee" has the meaning set forth in Section 10.06(c).

"Assignment and Assumption" means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

"Bank" means each Person listed under the caption "BANKS" on the signature pages hereof, and each other Person that shall become a party hereto as a Bank pursuant to this Agreement (other than any such Person that ceases to be a Bank by means of assignment pursuant to this Agreement), together with its successors.  For purposes of clarification, the term "Bank" shall include each Fronting Issuing Bank.

"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental body, agency or official or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental body, agency or official or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Base Rate" means, for any day, a rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the Federal Funds Rate for such day plus 0.50% and (c) the LIBO Rate for a one month Interest Period (the "Relevant LIBO Rate") on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  For purposes of clause (c) of the immediately preceding sentence, the Relevant LIBO Rate shall be determined by the Administrative Agent based upon rates appearing on Reuters Screen LIBOR01 Page and otherwise in accordance with the definition of LIBO Rate, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days

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prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, such Screen Rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (i) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Relevant LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Relevant LIBO Rate, as the case may be.

"Base Rate Loan" means a Loan to be made by a Bank pursuant to Section 2.04 as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Article VIII.

"Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

"Borrowing" has the meaning set forth in Section 1.03.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Collateral Account" has the meaning set forth in Section 2.03(e).

"Commitment" means, with respect to any Bank, the commitment of such Bank (a) to issue Syndicated Letters of Credit under Section 2.01(a) and to acquire participations in Fronted Letters of Credit (including, for this purpose, the Existing External Fronted Letters of Credit, if any) and/or (b) to make Loans hereunder, in each case expressed as an amount representing the maximum aggregate amount of such Bank's Credit Exposure hereunder, as such commitment may be (i) reduced or increased from time to time pursuant to this Agreement (including pursuant to assignments by or to such Bank pursuant to Section 10.06).  The initial amount of each Bank's Commitment is set forth on Schedule I hereto or in the Assignment and Assumption or other instrument executed and delivered hereunder pursuant to which such Bank shall have assumed its Commitment, as applicable.  The aggregate amount of the Banks' Commitments is $500,000,000 as of the Effective Date.

"Commitment Availability Period" means the period from and including the Effective Date to but excluding earlier of the Commitment Termination Date and the date of termination of the Commitments.

"Commitment Termination Date" means June 8, 2011 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

"Company" means Lincoln National Corporation, an Indiana corporation, and its successors.

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"Company's 2009 Form 10-K" means the Company's annual report on Form 10-K for 2009, as filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

"Confirming Bank" means, with respect to any Bank, any other bank that has agreed, by delivery of a confirming bank agreement in substantially the form of Exhibit E (a "Confirming Bank Agreement"), that such other bank will itself honor the obligations of such Bank in respect of a draft complying with the terms of a Letter of Credit as if, and to the extent, such other bank were the "Issuing Bank" named in such Letter of Credit.

"Confirming Bank Agreement" has the meaning set forth in the definition of "Confirming Bank".

"Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

"Consolidated Total Capitalization" means, at any date, the sum of Consolidated Total Indebtedness and Adjusted Consolidated Net Worth.

"Consolidated Total Indebtedness" means, at any date, the aggregate amount of all Non-Operating Indebtedness of the Company and its Consolidated Subsidiaries.

"Continued Existing Letters of Credit" has the meaning set forth in Section 3.02(g).

"Credit Documents" means (a) this Agreement, (b) the Notes, (c) with respect to any Subsidiary Account Party, the Subsidiary Joinder Agreement to which it is a party and (d) with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (ii) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

"Credit Exposure" means, with respect to any Bank at any time, the sum of (a) the aggregate principal amount of such Bank's Loans and (b) the aggregate amount of such Bank's LC Exposure, in each case, outstanding at such time.

"Credit Party" means the Administrative Agent, each Fronting Issuing Bank, the Existing External Fronting Issuing Bank or any Bank.

"Debt" of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all Debt of others

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secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) all Debt of others Guaranteed by such Person, (h) all obligations of such Person in respect of Disqualified Stock and (i) all Instruments of such Person to the extent they would not be included in Adjusted Consolidated Net Worth; provided that the definition of "Debt" does not include any obligations of such Person (i) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (ii) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Bank" means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its obligations in respect of Letters of Credit (including its participations in Fronted Letters of Credit) or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Fronting Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and obligations in respect of then outstanding Letters of Credit (including its participations in then outstanding Fronted Letters of Credit) under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt by the Administrative Agent or such Fronting Issuing Bank of such certification in form and substance satisfactory to the Administrative Agent and (if applicable) such Fronting Issuing Bank, (d) has become the subject of a Bankruptcy Event, or (e) ceases to be a NAIC-Approved Bank and has failed to comply with its obligations under Section 2.16(b).

"Derivative Financial Products" of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

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"Disqualified Capital Stock" means that portion of any Capital Stock (other than Capital Stock that is solely redeemable, or at the election of the issuer thereof (not subject to any condition), may be redeemed, with Capital Stock that is not Disqualified Capital Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to 180 days after the first anniversary of the Commitment Termination Date.

"Dollars" and the sign "$" means lawful money in the United States of America.

"Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

"Effective Date" means the date this Agreement becomes effective in accordance with Section 3.02.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

"Equity Issuance" means, with respect to any Person, (a) any issuance or sale by such Person of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options issued to directors, officers or employees of such Person in their capacity as such and any Capital Stock issued upon the exercise thereof) or (iii) any other security or instrument representing Capital Stock (or the right to obtain any Capital Stock) in such Person or (b) the receipt by such Person of any contribution to its capital (whether or not evidenced by any equity security) by any other Person; provided that Equity Issuance shall not include (x) with respect to any Subsidiary of the Company, any such issuance or sale by such Subsidiary to the Company or another Subsidiary or any capital contribution by the Company or another Subsidiary to such Subsidiary and (y) any such issuance or sale to the extent the Net Proceeds thereof are used to repay Debt borrowed by the Company or any of its Subsidiaries under the Troubled Asset Relief Program administered by the U.S. Department of the Treasury.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control

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which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

"Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

"Euro-Dollar Loan" means a Loan to be made by a Bank pursuant to Section 2.04 as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

"Euro-Dollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

"Event of Default" has the meaning set forth in Section 6.01.

"Existing Credit Agreements" means (a) the Credit Agreement dated as of February 8, 2006 among the Company, the Subsidiary Account Parties, the banks party thereto and JPMCB, as Administrative Agent, and (b) the Fifth Amended and Restated Credit Agreement dated as of March 10, 2006 among the Company, the Subsidiary Account Parties, the banks party thereto and JPMCB, as Administrative Agent, in each case as amended and in effect immediately prior to the effectiveness of this Agreement

"Existing External Fronted Letters of Credit" means the letters of credit for the benefit of third parties (other than the Company or any of its Affiliates) issued by the Existing External Fronting Issuing Bank as the sole fronting issuing bank thereunder and outstanding under the Existing Credit Agreements that are designated to be deemed issued and continued hereunder as of the Effective Date in the notice provided by the Company pursuant to Section 3.02(i).

"Existing External Fronting Issuing Bank" means JPMCB.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day (as provided in clause (i)), the Federal Funds Rate for such day shall be the average rate

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quoted to the Person serving as Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Fronted LC Commitment" means, with respect to any Fronting Issuing Bank, the maximum aggregate undrawn face amount of Fronted Letters of Credit which such Fronting Issuing Bank shall have agreed to issue hereunder (as set forth (i) in the case of any Fronting Issuing Bank party hereto as of the Effective Date, beneath the signature of such Fronting Issuing Bank on its signature page hereto or (ii) in the case of any Bank that shall become a Fronting Issuing Bank after the Effective Date, in the written instrument referred to in the definition of “Fronting Issuing Bank” by which it agrees to be a Fronting Issuing Bank hereunder), as such maximum amount may be changed from time to time in accordance with Section 2.01(a).

"Fronted LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Fronted Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Fronted Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time.  The Fronted LC Exposure of any Bank shall at any time be its Applicable Percentage of the total Fronted LC Exposure at such time.  For avoidance of doubt, all outstanding Existing External Fronted Letters of Credit shall be included in the calculation of Fronted LC Exposure.

"Fronted Letter of Credit" means (a) a letter of credit issued by a Fronting Issuing Bank as the sole issuing bank and (b) each Existing External Fronted Letter of Credit deemed issued and outstanding pursuant to, and governed by the terms of, Section 2.18.

"Fronting Issuing Bank" means each Bank that has agreed to be a Fronting Issuing Bank and to issue Fronted Letters of Credit hereunder, as evidenced by such Bank's execution of a signature page to this Agreement in its capacity as a "Fronting Issuing Bank" or, if such Bank shall have so agreed with the Company at any time after the Effective Date, by a written instrument executed by such Bank and the Company and delivered to the Administrative Agent hereunder (which instrument shall be in form and substance satisfactory to the Administrative Agent), whereupon such Bank shall become a Fronting Issuing Bank hereunder.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantor" means the Company in its capacity as guarantor of the obligations of each other Account Party pursuant to the provisions of Article IX.

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"Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

"Instruments" means Securities that are given equity credit by S&P or Moody's (and as to which, in the case of any Instrument issued after the Effective Date, the Company shall have provided evidence of such credit to the Administrative Agent), provided that the term "Instruments" shall exclude any Securities that are recorded in the shareholder's equity section of the consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the SEC.

"Insurance Subsidiary" means any Restricted Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

"Interest Election Request" means a request by an Account Party to convert or continue a Borrowing in accordance with Section 2.05(b).

"Interest Period" means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the applicable Account Party may elect in the applicable Notice of Borrowing or Interest Election Request; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)           any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and

(c)           any Interest Period which begins before the Commitment Termination Date and would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"JPMCB" means JPMorgan Chase Bank, N.A.

"LC Disbursement" means a payment made by a Bank pursuant to a Letter of Credit.

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"LC Exposure" means, at any time, the sum of (a) the Syndicated LC Exposure at such time plus (b) the Fronted LC Exposure at such time.  The LC Exposure of any Bank shall at any time be the sum of (a) its Syndicated LC Exposure at such time plus (b) its Fronted LC Exposure at such time.

"Letters of Credit" means letters of credit issued under Section 2.01 and shall include Syndicated Letters of Credit and Fronted Letters of Credit.

"LIBO Rate" has the meaning set forth in Section 2.09(b).

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

"Material Adverse Effect" means a material adverse effect on (a) business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the ability of any Account Party to perform any material obligations under the Credit Documents or (c) the material rights and remedies of the Banks under the Credit Documents.

"Material Subsidiary" means any Subsidiary of the Company with assets of $150,000,000 or more.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

"NAIC" means the National Association of Insurance Commissioners and any successor thereto.

"NAIC Approved Bank" means (a) any Bank that is a bank listed on the most current "Bank List" of banks approved by the NAIC (the "NAIC Approved Bank List") or (b) any Bank as to which its Confirming Bank is a bank listed on the NAIC Approved Bank List.

"NAIC Approved Bank List" has the meaning set forth in the definition of "NAIC Approved Bank".

"Net Proceeds" means, with respect to any Equity Issuance, the aggregate cash proceeds received in respect of such Equity Issuance, net of all reasonable fees and out-of-pocket

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expenses paid to third parties (other than Affiliates of the Company) in connection therewith; provided that Net Proceeds of any Equity Issuance shall not include any proceeds received in respect of the exercise of stock options held by officers, directors, employees, or consultants of the Company or any of its Subsidiaries.

"Newly Acquired Subsidiary" means any Subsidiary that is not a Subsidiary on the date hereof but that becomes a Subsidiary after the date hereof, but only during the 180 days after the first date on which such Subsidiary became a Subsidiary.

"Newly Acquired Subsidiary Debt" has the meaning set forth in Section 6.01(e).

"Non-Defaulting Banks" means any Bank that is not a Defaulting Bank.

"Non-Operating Indebtedness" of any Person means, at any date, all Debt (other than Operating Indebtedness) of such Person.

"Notes" means a promissory note or notes of an Account Party, substantially in the form of Exhibit A hereto, evidencing the obligation of such Account Party to repay the Loans made to it hereunder, and "Note" means any one of such promissory notes issued hereunder.

"Notice of Borrowing" has the meaning set forth in Section 2.05(a).

"Operating Indebtedness" of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of AXXX, XXX and other similar life reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support AXXX, XXX and other similar life reserves, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Company and its Subsidiaries being called upon to make such principal and interest payments or (e) excluded from financial leverage by both S&P and Moody's in their evaluation of such Person.

"Parent" means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

"Participant" has the meaning set forth in Section 10.06(b).

"Payment Account" means an account designated by the Administrative Agent in a notice to the Account Parties and the Banks to which payments hereunder are to be made.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

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"Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Prime Rate" means the rate of interest publicly announced from time to time by JPMCB as its prime rate as in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Quarterly Dates" means the last day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

"Regulations T, U and X" means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Banks" means at any time Banks having Commitments representing more than 50% of the aggregate amount of the Commitments at such time; provided that, if the Commitments have expired or been terminated, "Required Banks" means Banks having more than 50% of the aggregate amount of the Credit Exposures of the Banks at such time.

"Restricted Subsidiary" means, as of any date, a Subsidiary which meets the definitional requirements of a "significant subsidiary", as such term is defined in the rules set forth in Regulation S-X under the Securities Exchange Act of 1934, as amended (applying the tests set forth in such rules with reference to the consolidated balance sheets and related consolidated statements of income of the Company and its Consolidated Subsidiaries as of the last day of its most recently completed fiscal quarter and for the twelve-month period then ended).

"S&P" means Standard and Poor's Ratings Services.

"SEC" means Securities and Exchange Commission or any governmental body, agency or official succeeding to its principal functions.

"Secured Obligations" has the meaning set forth in Section 2.03(e).

"Securities" means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or

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participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

"Subsidiary Account Parties" means each Subsidiary of the Company that is listed on the signature pages hereof under the caption "SUBSIDIARY ACCOUNT PARTIES" and each other Subsidiary of the Company that shall become a Subsidiary Account Party pursuant to Section 10.13, so long as such Subsidiary shall remain a Subsidiary Account Party hereunder.

"Syndicated LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Syndicated Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Syndicated Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time.  The Syndicated LC Exposure of any Bank shall at any time be its Applicable Percentage of the total Syndicated LC Exposure at such time.

"Syndicated Letter of Credit" means a single multi-bank letter of credit issued by all of the Banks (acting through the Administrative Agent in accordance with the provisions hereof) in which each Bank, as an issuing bank thereunder, has a several (but not joint) obligation in respect of a specified portion of the amount of such letter of credit, and shall include the Continued Existing Letters of Credit deemed issued and continued hereunder as Syndicated Letters of Credit pursuant to the second paragraph of Section 2.01(a).

"Type", when used in reference to any Loan or Borrowing, refers to whether the Loan is a Base Rate Loan or a Euro-Dollar Loan.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

SECTION 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in generally

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accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Article V for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

SECTION 1.03.  Types of Borrowings.  The term "Borrowing" denotes the aggregation of Loans to be made to an Account Party pursuant to Section 2.04, or converted or continued pursuant to Section 2.05(b), on a single date and for a single Interest Period.  Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).

ARTICLE II

THE CREDITS

SECTION 2.01.  Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, at the request of any Account Party, at any time and from time to time during the Commitment Availability Period, (i) the Banks agree to issue Syndicated Letters of Credit and (ii) each Fronting Issuing Bank agrees to issue Fronted Letters of Credit, in each case denominated in Dollars for the account of such Account Party, that will not result in (x) the aggregate outstanding amount of the Credit Exposures of the Banks exceeding the aggregate amount of the Commitments of the Banks and (y) with respect to Fronted Letters of Credit, the aggregate undrawn face amount of Fronted Letters of Credit issued by such Fronting Issuing Bank exceeding its Fronted LC Commitment.

Each Syndicated Letter of Credit shall be a standby letter of credit in such form as the relevant Account Party shall request and which (i) the Administrative Agent shall determine in good faith does not contain any obligations, or diminish any rights, of any Bank with respect thereto or other terms thereof that are inconsistent with the terms hereof or (ii) the Required Banks shall approve.  Without the prior consent of each Bank, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Banks thereunder, and each Syndicated Letter of Credit shall be issued by all of the Banks having Commitments at the time of issuance as a single multi-bank letter of credit, but the obligation of each Bank thereunder shall be several and not joint, based upon its Applicable Percentage of the aggregate undrawn amount of such Letter of Credit.  As of the Effective Date, each Continued Existing Letter of Credit (upon the amendment thereof in accordance with the requirements of Section 3.02(g)(iii)) shall automatically be deemed issued and continued as a Syndicated Letter of Credit hereunder by the Banks (and each Bank shall be severally (but not jointly) obligated in

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respect thereof in an amount equal to such Bank's Applicable Percentage of the aggregate undrawn amount of such Continued Existing Letter of Credit).

Each Fronted Letter of Credit shall be a standby letter of credit in such form as the relevant Account Party shall request and reasonably acceptable to the Administrative Agent and the applicable Fronting Issuing Bank with respect thereto.  Each Fronted Letter of Credit shall be issued by, and be the sole obligation as issuing bank of, the applicable Fronting Issuing Bank.  No Bank shall have any obligation hereunder to become a Fronting Issuing Bank hereunder and any election to do so shall be in the sole discretion of each Bank.  Notwithstanding anything herein to the contrary, any addition or removal of a Fronting Issuing Bank hereunder or change in its Fronted LC Commitment may be effected only with the agreement of such Fronting Issuing Bank and the Company (and with the consent of Administrative Agent (such consent not to be unreasonably withheld)) (provided that no such change shall increase the Commitment of any Bank).

(b)           Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent and (in the case of a Fronted Letter of Credit) the applicable Fronting Issuing Bank (if by hand delivery or telecopy, not later than noon (New York City time) on the Domestic Business Day prior to, and if by approved electronic communication, not later than 10:00 a.m. (New York City time) on the date of, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Syndicated Letter of Credit or Fronted Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.01(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Letter of Credit.

If requested by the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank through the Administrative Agent, such Account Party also shall submit a letter of credit application on standard form of the Person that is serving as Administrative Agent or such Fronting Issuing Bank, as applicable, in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Account Party to, or entered into by any Account Party with, the Person that is serving as Administrative Agent or such Fronting Issuing Bank, as applicable, relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If any Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank shall give notice to the beneficiary thereof on or before the time specified therein that such expiry date shall not be extended (each such Letter of Credit, an "Evergreen Letter of Credit" and such notice, a "Non-Extension Notice"), then the

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Administrative Agent or such Fronting Issuing Bank, as applicable, will give a Non-Extension Notice under such Evergreen Letter of Credit in accordance with its terms if requested to do so by notice given to the Administrative Agent or such Fronting Issuing Bank (through the Administrative Agent) by (i) at any time a Default shall have occurred and be continuing, the Required Banks, (ii) at any time on or after the date that the Commitments are terminated, any Bank or (iii) the applicable Account Party or the Company.

(c)           Limitations on Amounts and Daily Transactions.  Each Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon such issuance, amendment, renewal or extension of each Letter of Credit the Account Parties shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks.

In no event may more than 25 issuances, amendments, renewals and/or extensions of Letters of Credit occur on any day, unless the Administrative Agent shall otherwise agree.

(d)           Expiry Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that such Letter of Credit may contain "evergreen" provisions for the renewal or extension thereof to a date not later than one year after the then current expiry date thereof) or (ii) the first anniversary of the Commitment Termination Date.

(e)           Obligation of Banks.  With respect to any Syndicated Letter of Credit, the obligation of any Bank under such Syndicated Letter of Credit shall be several and not joint and shall at any time be in an amount equal to such Bank's Applicable Percentage of the aggregate undrawn amount of such Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide.

By the issuance of a Fronted Letter of Credit (or an amendment to a Fronted Letter of Credit increasing the amount thereof) by any Fronting Issuing Bank, and without any further action on the part of any Fronting Issuing Bank or the Banks, the applicable Fronting Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Fronting Issuing Bank, a participation in such Fronted Letter of Credit equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Fronted Letter of Credit.  Each Bank acknowledges and agrees that its obligation to acquire participations in respect of Fronted Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Fronted Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Fronting Issuing Bank, such Bank's Applicable Percentage of each LC Disbursement made by such Fronting Issuing Bank in respect of any Fronted Letter of Credit, promptly upon the request of such Fronting Issuing Bank at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the applicable Account Party or at any time after any reimbursement payment is required to be refunded to such Account Party for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction

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whatsoever.  Promptly following receipt by the Administrative Agent of any payment from the applicable Account Party pursuant to Section 2.03(a) in respect of any Fronted Letter of Credit, the Administrative Agent shall distribute such payment to the applicable Fronting Issuing Bank or, to the extent that the Banks have made payments pursuant to this paragraph to reimburse such Fronting Issuing Bank, then to the Banks and such Fronting Issuing Bank as their interests may appear.  Any payment made by a Bank pursuant to this paragraph to reimburse the applicable Fronting Issuing Bank for any LC Disbursement shall not relieve any Account Party of its obligation to reimburse such LC Disbursement.

(f)           Adjustment of Applicable Percentages.  Upon (i) each addition of a new Bank hereunder and (ii) each change in the Commitment of a Bank pursuant to this Agreement, then (A) in the case of each outstanding Syndicated Letter of Credit, with the consent of the beneficiary thereunder to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits governing such Syndicated Letter of Credit), the Administrative Agent shall promptly amend such Syndicated Letter of Credit to specify the Banks that are parties thereto, after giving effect to such event, and such Banks' respective Applicable Percentages as of the effective date of such amendment and (B) in the case of each outstanding Fronted Letter of Credit, the participation interest of each Bank therein shall automatically be adjusted to reflect, and each Bank shall have a participation in such Fronted Letter of Credit equal to, such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Fronted Letter of Credit after giving effect to such event.

SECTION 2.02.  Issuance and Administration of Syndicated Letters of Credit.  With respect to each Syndicated Letter of Credit, such Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, the Banks party to such Syndicated Letter of Credit, and the Administrative Agent shall act as the agent of each such Bank to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit and (c) notify such Bank, the Company and the applicable Account Party that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide.  Each Bank hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer of the Person that is serving as the Administrative Agent, to execute and deliver in the name and on behalf of such Bank each Syndicated Letter of Credit to be issued by the Banks hereunder.  Promptly upon the request of the Administrative Agent, each Bank will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any such Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Bank to execute and deliver each Syndicated Letter of Credit.

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SECTION 2.03.  Reimbursement for LC Disbursements, Cover, Etc.

(a)           Reimbursement.  If any Bank shall make any LC Disbursement in respect of any Letter of Credit, the Account Party with respect to such Letter of Credit shall reimburse such Bank in respect of any such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (A) the Domestic Business Day that the Company and such Account Party receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (B) the Domestic Business Day immediately following the day that the Company and such Account Party receive such notice, if such notice is received on a day which is not a Domestic Business Day or is not received prior to 10:00 a.m., New York City time, on a Domestic Business Day; provided that, at any time during the Commitment Availability Period, such Account Party may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05(a) that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, such Account Party's obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.

(b)           Reimbursement Obligations Absolute.  The Account Parties' obligations to reimburse LC Disbursements as provided in Section 2.03(a) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to any Account Party, the time for any performance of or compliance with any of such reimbursement obligations of any other Account Party shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Account Party shall be amended or otherwise modified in any respect, or the Guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Banks as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in Section 6.01(g) or (h) with respect to any other Account Party or the Guarantor of any of such reimbursement obligations, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Account Party or the Guarantor of any of such reimbursement obligations, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of any Account Party hereunder.

Neither the Administrative Agent nor any Bank nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error,

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omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent or a Bank from liability to any Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by any Account Party that are caused by (x) the gross negligence or willful misconduct of the Administrative Agent or such Bank, as the case may be, or (y) in the case of any Bank, its failure to make an LC Disbursement in respect of any drawing properly made under a Letter of Credit as provided in Section 2.03(c).  The parties hereto expressly agree that:

(i)  the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)  the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)  this sentence shall establish the standard of care to be exercised by the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(c)           Disbursement Procedures.  (i)  The following provisions shall apply to any Syndicated Letter of Credit.  The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit.  The Administrative Agent shall promptly after such examination (A) notify each of the Banks, the Company and the Account Party by telephone (confirmed by telecopy) of such demand for payment and (B) deliver to each Bank a copy of each document purporting to represent a demand for payment under such Syndicated Letter of Credit.  With respect to any drawing properly made under any such Syndicated Letter of Credit, each Bank will make an LC Disbursement in respect of such Syndicated Letter of Credit in accordance with its liability under such Syndicated Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks.  The Administrative Agent will make any such LC Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment.  Promptly following any LC Disbursement by any Bank in respect of any such Syndicated Letter of Credit, the Administrative Agent will notify the

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Company and the applicable Account Party of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse the Banks with respect to any such LC Disbursement or the Guarantor of its guarantee of such obligation.

(ii)  The following provisions shall apply to any Fronted Letter of Credit.  The applicable Fronting Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Fronted Letter of Credit.  The applicable Fronting Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Fronting Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Account Party of its obligation to reimburse such Fronting Issuing Bank and the Banks with respect to any such LC Disbursement.

(d)           Interim Interest.  If any LC Disbursement is made, then, unless the Account Parties shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (without regard for when notice thereof is given), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Account Party reimburses such LC Disbursement, at the rate per annum equal to (i) 1% plus the Base Rate plus the Applicable Margin to but excluding the date three Domestic Business Days after such LC Disbursement and (ii) from and including the date three Domestic Business Days after such LC Disbursement, 3% plus the Base Rate plus the Applicable Margin.

(e)           Provision of Cover.  In the event the Company and the Account Parties shall have provided cash collateral for outstanding Letters of Credit pursuant to Section 2.17 or Section 6.01, the Administrative Agent will establish a separate cash collateral account (the "Collateral Account"), which may be a "securities account" (as defined in Section 8-501 of the Uniform Commercial Code as in effect in New York (the "NY UCC")), in the name and under the sole dominion and control of the Administrative Agent (and, in the case of a securities account, in respect of which the Administrative Agent is the "entitlement holder" (as defined in Section 8-102(a)(7) of the NY UCC)) into which there shall be deposited from time to time such amounts paid to the Administrative Agent as cash collateral for the applicable LC Exposure.  As collateral security for the prompt payment in full when due of all reimbursement obligations in respect of LC Disbursements, all interest thereon, and all other obligations of the Account Parties under the Credit Documents whether or not then outstanding or due and payable (such obligations being herein collectively called the "Secured Obligations"), each of the Company and the other Account Parties hereby pledges and grants to the Administrative Agent, for the benefit of the Banks and the Administrative Agent as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Secured Obligations until applied by the Administrative Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 2.03(e).  Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such short

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term investments as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the Collateral Account.  At any time, and from time to time, while an Event of Default has occurred and is continuing, the Administrative Agent shall, if instructed by the Required Banks in their sole discretion, liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of any of the Secured Obligations due and payable.  If at any time (i) no Default has occurred and is continuing and (ii) all of the Secured Obligations then due have been paid in full but Letters of Credit remain outstanding, the Administrative Agent shall, from time to time, at the request of the Company, deliver to the Company, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate undrawn face amount of all outstanding Letters of Credit.  When all of the Secured Obligations shall have been paid in full, all Letters of Credit have expired or been terminated and the Commitments have terminated, the Administrative Agent shall promptly deliver to the Company, for account of the Company and the other Account Parties, as applicable, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

SECTION 2.04.  Loans.   At any time and from time to time during the Commitment Availability Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Account Parties pursuant to this Section in amounts such that the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks.  Each Borrowing shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $1,000,000 and shall be made from the several Banks ratably in proportion to their respective Commitments; provided that, notwithstanding the foregoing, a Base Rate Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(a).  Within the foregoing limits, the Account Parties may borrow under this Section, repay or, to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Commitment Availability Period under this Section.  Each Bank may, at its option, make any Loan available to any Subsidiary Account Party that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof by causing any foreign or domestic branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of such Subsidiary Account Party to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.05.  Notice of Borrowings; Interest Elections.  (a)  The applicable Account Party shall give the Administrative Agent notice (a "Notice of Borrowing") not later than 11:00 a.m. (New York City time) on (x) the date of each Base Rate Borrowing by such Account Party and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing by such Account Party, specifying:

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(i)           the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii)           the aggregate amount (in Dollars) of such Borrowing,

(iii)           whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(iv)           in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)           Interest Elections.  Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Euro-Dollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the applicable Account Party may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Euro-Dollar Borrowing, may elect Interest Periods therefor, all as provided in this subsection (b).  The applicable Account Party may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  To make an election pursuant to this Section, the applicable Account Party shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.05(a) if such Account Party were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Account Party.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be a Base Rate Borrowing or a Euro-Dollar Borrowing; and

(iv)           if the resulting Borrowing is a Euro-Dollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Euro-Dollar Borrowing but does not specify an Interest Period, then the applicable Account Party shall be deemed to have selected an Interest

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Period of one month's duration.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank's portion of each resulting Borrowing.  If the applicable Account Party fails to deliver a timely Interest Election Request with respect to a Euro-Dollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Account Parties, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Euro-Dollar Borrowing and (ii) unless repaid, each Euro-Dollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06.  Funding of Loans

.  (a)  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the applicable Account Party.

(b)           Not later than 12:00 noon (New York City time) (or 1:00 p.m. (New York City time) in the case of any Base Rate Borrowing) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 10.01.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the applicable Account Party at the Administrative Agent's aforesaid address.

(c)           If any Bank makes a new Loan hereunder to an Account Party on a day on which such Account Party is to repay all or any part of an outstanding Loan or unreimbursed LC Disbursement from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b) of this Section, or remitted by such Account Party to the Administrative Agent as provided in Section 2.13, as the case may be.

(d)           Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Account Party on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and such Account Party severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Account Party until the date such amount is repaid to the Administrative Agent, at (i) in the case of such

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Account Party, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.09 and (ii) in the case of such Bank, the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.07.  Evidence of Loans.  (a)  Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of each Account Party to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder, and setting forth the Commitments of the Banks.

(b)           The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from each Account Party to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Banks and each Bank's share thereof.

(c)           The entries made in the records maintained pursuant to subsection (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of the Account Parties to repay the Loans in accordance with the terms of this Agreement.

(d)           Any Bank may request that the Loans of such Bank to an Account Party be evidenced by a single Note, in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type, payable by such Account Party to the order of such Bank for the account of its Applicable Lending Office.  In such event, such Account Party shall prepare, execute and deliver to such Bank a Note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns).  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

SECTION 2.08.  Maturity of Loans.  Each Loan shall mature, and each Account Party hereby unconditionally promises to pay the unpaid principal of each Loan made to such Account Party (together with accrued interest thereon), on the Commitment Termination Date.

SECTION 2.09.  Interest Rates of Loans.  (a)  Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Margin.  Such interest shall accrue and be payable quarterly in arrears on each Quarterly Date and on the date of termination of the

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Commitments in their entirety (and, if later, the date the Loans shall be paid in full).  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin.

(b)           Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable LIBO Rate plus the Applicable Margin.  Such interest shall be payable (i) for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and (ii) in the event of any conversion of any Euro-Dollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Euro-Dollar Loan shall be payable on the effective date of such conversion.

The "LIBO Rate" applicable to any Interest Period means the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page thereof, or any successor or substitute service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which U.S. Dollar deposits of $10,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M. (London time), two Euro-Dollar Business Days before the first day of such Interest Period.

(c)           Any overdue principal of any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Applicable Margin plus the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum (as of the date of determination) at which one-day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Person serving as the Administrative Agent are offered to such Person in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin).  Any overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof is due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin.

(d)           The Administrative Agent shall determine each interest rate applicable to the Loans and other amounts hereunder.  The Administrative Agent shall give prompt notice to the applicable Account Party and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

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SECTION 2.10.  Fees.

(a)           The Company agrees to pay to the Administrative Agent for account of each Bank a facility fee, which shall accrue at the Applicable Facility Fee Rate, (i) prior to the termination of such Bank's Commitment, on the daily amount of the Commitment of such Bank (whether used or unused) during the period from and including the Effective Date to but excluding the date that the Commitments terminate and (ii) if such Bank continues to have any Credit Exposure after its Commitment terminates, on the daily amount of such Bank's Credit Exposure from and including the date its Commitment terminates to but excluding the date such Bank ceases to have any Credit Exposure.  Accrued facility fees shall be payable on each Quarterly Date, commencing on the first such date after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(b)           The Company agrees to pay to the Administrative Agent for account of each Bank a letter of credit fee with respect to Letters of Credit (including the Existing External Fronted Letters of Credit), which shall accrue at the Applicable Letter of Credit Commission on the average daily aggregate undrawn amount of all outstanding Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any LC Exposure.  Letter of credit fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such Business Day to occur; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(c)           The Company agrees to pay to the Administrative Agent for account of each Fronting Issuing Bank a fronting fee with respect to each Fronted Letter of Credit issued by such Fronting Issuing Bank, which shall accrue at a rate per annum agreed in writing between the Company and such Fronting Issuing Bank (and notified to the Administrative Agent) on the average daily aggregate undrawn amount of each such Fronted Letters of Credit during the period from and including the date of issuance thereof to but excluding the later of the expiry date thereof and the date on which there ceases to be any LC Exposure thereunder.  Fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such Business Day to occur; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(d)           The Account Parties agree to pay, on demand, to the Administrative Agent (with respect to Syndicated Letters of Credit) and each Fronting Issuing Bank (with respect to Fronted Letters of Credit issued by it), in each case for its own account, all commissions, charges, costs and expenses with respect to the issuance, amendment, renewal and extension of each such Letter of Credit and drawings and other transactions relating thereto in amounts customarily charged from time to time in like circumstances by the Person that is serving as the Administrative Agent or such Fronting Issuing Bank, as the case may be, or, as may be

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separately agreed from time to time by the Company on behalf of the Account Parties and the Administrative Agent or such Fronting Issuing Bank, as the case may be.

(e)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Banks entitled thereto.  Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.11.  Termination, Reduction or Increase of Commitments.

(a)           Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.

(b)           The Company may, upon at least three Domestic Business Days' notice to the Administrative Agent, terminate at any time, or proportionately and permanently reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $5,000,000, the aggregate amount of the Commitments, provided that, after giving effect to such termination or any such reduction, the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks.  Upon receipt of such a notice, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such reduction (if such notice is a notice of reduction) and such notice shall not thereafter be revocable by the Company.  Any termination or reduction of the Commitments shall be permanent.

(c)           The Company shall have the right, at any time or from time to time prior to the date that is 30 days prior to the Commitment Termination Date, to increase the aggregate Commitments hereunder up to an aggregate amount not exceeding one-third of the aggregate amount of the Commitments of the Banks as of the Effective Date, by causing one or more Additional Commitment Banks (which may include any existing Bank) to provide a (or, in the case of an existing Bank, to increase its) Commitment (each such increase, an "Commitment Increase"), provided that (i) no Bank shall have any obligation hereunder to become an Additional Commitment Bank and any election to do so shall be in the sole discretion of each Bank, (ii) each Additional Commitment Bank shall have entered into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall provide a Commitment (or, if such Additional Commitment Bank is an existing Bank, pursuant to which its Commitment shall be increased), (iii) unless the Administrative Agent otherwise agrees, such Commitment of any Additional Commitment Bank which is not an existing Bank shall be in an amount of at least $25,000,000 and (iv) unless the Administrative Agent otherwise agrees, each Commitment Increase shall be in an amount of at least $25,000,000.  Each such Additional Commitment Bank shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall, as of effective date of such Commitment Increase (which shall be a Domestic Business Day and, unless the Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur, provide a Commitment (or, if any such Additional Commitment Bank is an existing Bank, increase its Commitment in the amount specified therein and (if not an existing Bank) become a

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Bank hereunder.  Notwithstanding the foregoing, no Commitment Increase pursuant to this Section shall be effective unless:

(i)           the Company shall have given the Administrative Agent notice of any such increase at least three Domestic Business Days prior to the relevant effective date of such Commitment Increase;

(ii)           no Default shall have occurred and be continuing on such effective date; and

(iii)           each of the representations and warranties of each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of such effective date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice under clause (i) above shall be deemed to constitute a representation and warranty by the Company and the Subsidiary Account Parties as to the matters specified in clauses (ii) and (iii) above.  On the effective date of each Commitment Increase, the Company shall simultaneously (i) prepay in full the outstanding Loans (if any) held by the Banks immediately prior to giving effect to the relevant Commitment Increase, (ii) if the Company shall have so requested in accordance with this Agreement, borrow new Loans from all Banks (including, if applicable, any new Banks) such that, after giving effect thereto, the Loans are held ratably by the Banks in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Banks the amounts, if any, payable under Section 2.14.

SECTION 2.12.  Optional Prepayments.  (a)  An Account Party may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Base Rate Borrowing made to such Account Party in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b)           An Account Party may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Domestic Business Days prior to the date of prepayment, prepay any Euro-Dollar Borrowing made to such Account Party in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with (x) accrued interest thereon to the date of prepayment and (y) all losses and expenses (if any) relating thereto which are (i) determined pursuant to Section 2.14 and (ii) notified to such Account Party by the relevant Bank at least one Domestic Business Day prior to the date of such prepayment, provided that the failure of any Bank to so notify such Account Party of the amount of any such loss or expense shall not relieve such Account Party of its obligation to pay the same.

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(c)           Each prepayment pursuant to this Section shall be applied to prepay ratably the Loans of the several Banks included in the relevant Borrowing being prepaid.  Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the applicable Account Party.

SECTION 2.13.  Payments Generally; Pro Rata Treatment.

(a)           Each Account Party shall make each payment required to be made by it hereunder (whether reimbursement of LC Disbursements, principal of or interest on the Loans, fees, amounts under Article VIII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) prior to not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Domestic Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Section 10.03 and Article VIII shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Domestic Business Day or Euro-Dollar Business Day (as applicable), the date for payment shall be extended to the next succeeding Domestic or Euro-Dollar Business Day (as applicable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Credit Document shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed LC Disbursements in respect of Letters of Credit or interest thereon, principal of or interest on the Loans and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of such Letters of Credit or Loans (as applicable), pro rata among the Banks in accordance with the amounts of interest and fees then due to the Banks, and (ii) second, to pay such unreimbursed LC Disbursements or principal in respect of Loans (as applicable) then due hereunder, pro rata among the Banks in accordance with the amounts of unreimbursed LC Disbursements or principal of Loans then due to the Banks.

(c)           Except to the extent otherwise provided herein:  (i) each reimbursement of LC Disbursements in respect of Letters of Credit and each payment of principal in respect of Loans shall be for account of the Banks, pro rata in accordance with the amounts of unreimbursed LC Disbursements or principal of Loans (as the case may be) then due and payable to the Banks; (ii) each termination or reduction of the amount of Commitments under Section 2.11 shall be applied to the respective Commitments of the Banks, pro rata in accordance with their respective Applicable Percentages; and (iii) each payment of interest, facility fees and letter of credit fees shall be for account of the Banks, pro rata in accordance with the amounts of

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interest, facility fees and letter of credit fees (as the case may be) then due and payable to the Banks.

(d)           Unless the Administrative Agent shall have received notice from the Company or the applicable Account Party prior to the date on which any payment is due to the Administrative Agent for account of the Banks hereunder that neither the Company nor such Account Party will make such payment, the Administrative Agent may assume that the Company or such Account Party made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due.  In such event, if the Company or such Account Party has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

(e)           If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.01(e), 2.03(a), 2.06(d), 2.13(d) or 7.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent or the applicable Fronting Issuing Bank to satisfy such Bank's obligations to it or any such Fronting Issuing Bank under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.14.  Funding Losses.  If an Account Party makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article VI or VIII or otherwise), or converts any Euro-Dollar Loan, on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.09(c), or if an Account Party fails to borrow, convert, continue or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.05(a), 2.05(b) or 2.12(b), as applicable, such Account Party shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to such Account Party a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.15.  Computation of Interest and Fees.  Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of

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360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16.  Provisions Relating to NAIC Approved Banks.

(a)           Each Bank agrees to use commercially reasonable efforts in order to, at all times, (i) be listed on the NAIC Approved Bank List or (ii) maintain in effect a Confirming Bank Agreement with a Person which is listed on the NAIC Approved Bank List to act as a Confirming Bank for such Bank in respect of its obligations under the Syndicated Letters of Credit (which Person, prior to entering in such Confirming Bank Agreement, shall be subject to the prior written consent of each of the Company and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld).  If any Bank shall enter into a Confirming Bank Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Company and the Administrative Agent.  If at any time any Bank shall cease to be a NAIC Approved Bank, such Bank shall promptly notify the Company and the Administrative Agent and forthwith comply with its obligations under this subsection (a).

(b)           If at any time any Bank shall not be listed on the NAIC Approved Bank List and shall not have in effect a Confirming Bank Agreement with a Person which is so listed (provided such Bank is not a Defaulting Bank at such time), such Bank shall be obligated to provide cash collateral for its LC Exposure on the following terms:

(i)           With respect to any then existing Fronted LC Exposure of such Bank, at the option of the applicable Fronting Issuing Bank, such Bank shall forthwith deliver to the Administrative Agent an amount in cash equal to the maximum amount of such Fronted LC Exposure (such amount provided in respect of such Fronted LC Exposure being herein called "Fronted LC Cash Collateral").  Upon receipt of any Fronted LC Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Fronted LC Cash Collateral), the Administrative Agent will establish one or more cash collateral accounts (which, in each case, may be a "securities account" (as defined in Section 8-501 of the NY UCC, in the name and under the sole dominion and control of the Administrative Agent (and, in the case of a securities account, in respect of which the Administrative Agent is the "entitlement holder" (as defined in Section 8-102(a)(7) of the NY UCC)) (each such cash collateral account, a "Fronted LC Collateral Account") and deposit therein the relevant portion of such Fronted LC Cash Collateral (including the relevant portion of any additional cash collateral provided by such Bank in respect of its additional Fronted LC Exposure pursuant to clause (iii) below) as collateral solely for the benefit of the applicable Fronting Issuing Bank to secure such Bank’s obligations in respect of the Fronted LC Exposure with respect to Fronted Letters of Credit issued by such Fronting Issuing Bank and such Bank hereby pledges and grants to the Administrative Agent, for the benefit of the applicable Fronting Issuing Bank, a security interest in all of its right, title and interest in and to each Fronted LC Collateral Account and the balances from time to time therein (including the investments and reinvestments therein provided for below).  The balances from time to time in a Fronted

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LC Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.

(ii)           With respect to any then existing Syndicated LC Exposure of such Bank, subject to the payment by such Bank of a fee reasonably determined by JPMCB, JPMCB agrees to act as a Confirming Bank for (and to enter into a Confirming Bank Agreement with) such Bank with respect to such Bank's then existing Syndicated LC Exposure (and such additional Syndicated LC Exposure of such Bank, to the extent provided in clause (iii) below) and (unless not required by JPMCB in its sole discretion) such Bank shall forthwith deliver to the Administrative Agent an amount in cash equal to the maximum amount of such Syndicated LC Exposure (such amount provided in respect of such Syndicated LC Exposure being herein called the "Syndicated LC Cash Collateral").  Upon receipt of any Syndicated LC Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Syndicated LC Cash Collateral) by the Administrative Agent from such Bank, the Administrative Agent will establish a cash collateral account (of the type described in clause (i) above) (the "Syndicated LC Collateral Account" and, together with each Fronted LC Collateral Account, each a "LC Collateral Account") and deposit therein such Syndicated LC Cash Collateral (including any additional cash collateral provided by such Bank in respect of its additional Syndicated LC Exposure pursuant to clause (iii) below) as collateral solely for the benefit of JPMCB to secure such Bank’s obligations to JPMCB under such Confirming Bank Agreement in respect of such Bank’s Syndicated LC Exposure and such Bank hereby pledges and grants to the Administrative Agent, for the benefit of JPMCB, a security interest in all of its right, title and interest in and to the Syndicated LC Collateral Account and the balances from time to time therein (including the investments and reinvestments therein provided for below).  The balances from time to time in the Syndicated LC Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.

(iii)           If at any time thereafter the Account Parties shall request additional Letters of Credit and at such time such Bank shall not be a NAIC-Approved Bank (provided such Bank is not a Defaulting Bank), such Bank shall provide additional cash collateral in respect of its Applicable Percentage of the maximum amount of the LC Exposure under such Letter of Credit in accordance with clause (i) or (ii) above, as applicable (provided that, with respect to any Fronted LC Exposure, such collateral shall be provided only at the option of the applicable Fronting Issuing Bank) and, upon receipt of such collateral, the Administrative Agent shall deposit, hold and apply such collateral as Fronted LC Cash Collateral or Syndicated LC Cash Collateral, as applicable, in accordance with this subsection (b).

(iv)           Anything in this Agreement to the contrary notwithstanding, funds held in any LC Collateral Account established under this subsection (b) shall be subject to withdrawal only as provided herein.  Amounts on deposit in each LC Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term investments as the Administrative Agent shall determine in its sole discretion or, in the case of any Fronted LC Collateral Account, as the applicable Fronting Issuing Bank for whose benefits the funds therein have been pledged may direct the Administrative Agent

Credit Agreement

or, in the case of the Syndicated LC Collateral Account, as JPMCB may direct the Administrative Agent.  All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the relevant LC Collateral Account for the benefit of the Person for which such funds are being held.  At any time, and from time to time, the Administrative Agent shall, if instructed by (in the case of any Fronted LC Collateral Account) the applicable Fronting Issuing Bank in its sole discretion or (in the case of the Syndicated LC Collateral Account) JPMCB in its sole discretion, as the case may be, liquidate any such investments and reinvestments and credit the proceeds thereof to such LC Collateral Account and apply or cause to be applied the balances therein to the payment of such Bank’s obligations then due and payable which are secured by such balances.

(v)           If at any time the Letters of Credit in respect of any LC Exposure for which cash collateral has been provided by such Bank under this subsection (b) shall no longer exist, the Administrative Agent shall, at the request of such Bank, deliver to such Bank (with the concurrence of the applicable Fronting Issuing Bank or JPMCB, as applicable), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant LC Collateral Account.

(vi)           If at any time such Bank shall have become a NAIC Approved Bank, subject, in the case of any Syndicated LC Exposure of such Bank, to (x) the termination of the Confirming Bank Agreement entered into between JPMCB and such Bank releasing JPMCB's obligation thereunder to act a Confirming Bank for such Bank and (y) with the consent of the beneficiary under each Syndicated Letter of Credit to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits governing such Syndicated Letter of Credit), the amendment of each such Syndicated Letter of Credit by the Administrative Agent to reinstate such Bank's liability thereunder (and terminate JPMCB’s liability thereunder as such Confirming Bank), the Administrative Agent shall, at the request of such Bank, deliver to such Bank (with the concurrence of the applicable Fronting Issuing Bank (with respect to any Fronted LC Exposure) or JPMCB (with respect to any Syndicated LC Exposure)), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant LC Collateral Account.

(c)           Notwithstanding anything herein to the contrary, so long as any Bank shall not be a NAIC Approved Bank, the Company may, upon notice to such Bank and the Administrative Agent, require such Bank, at the expense of such Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement and the Letters of Credit issued, or participated in, by such Bank to any Person that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements (including participations therein), principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements, Loans and accrued interest and fees) or the applicable

Credit Agreement

Account Parties (in the case of all other amounts) (provided that the Account Parties may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Account Parties in effecting such assignment).

SECTION 2.17.  Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)           facility fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.10(a);

(b)           the Commitment and Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.05); provided that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby;

(c)           with respect to any Fronted LC Exposure (if any):

(i)           all or any part of the Fronted LC Exposure of such Defaulting Bank (other than such Fronted LC Exposure that is cash collateralized pursuant to Section 2.16(b)) shall be reallocated among the Non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent the sum of all Non-Defaulting Banks' Credit Exposures plus such Defaulting Bank's LC Exposure does not exceed the total of all Non-Defaulting Banks' Commitments (and, if such reallocation can only partially be effected, such reallocation shall be made ratably among the then outstanding Fronted Letters of Credit, unless otherwise agreed by the Fronting Issuing Banks and the Administrative Agent);

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Account Party under each outstanding Fronted Letter of Credit shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the applicable Fronting Issuing Bank only such Account Party's obligations in respect thereof corresponding to such Defaulting Bank's Fronted LC Exposure thereunder (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(e) for so long as such Fronted LC Exposure is outstanding;

(iii)           if the Account Parties cash collateralizes any portion of such Defaulting Bank's Fronted LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any letter of credit fees to such Defaulting Bank pursuant to Section 2.10(b) with respect to such Defaulting Bank's Fronted LC Exposure during the

Credit Agreement

period and to the extent that such Defaulting Bank's Fronted LC Exposure is cash collateralized;

(iv)           if the Fronted LC Exposure of the Non-Defaulting Banks is reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Banks pursuant to Section 2.10(b) shall be adjusted in accordance with such Non-Defaulting Banks' Applicable Percentages;

(v)           if all or any portion of such Defaulting Bank's Fronted LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any applicable Fronting Issuing Bank or any other Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank's Commitment that was utilized by such Fronted LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Bank's Fronted LC Exposure shall be payable to the applicable Fronting Issuing Banks until and to the extent that such Fronted LC Exposure is reallocated and/or cash collateralized;

(vi)           so long as such Bank is a Defaulting Bank, no Fronting Issuing Bank shall be required to issue, amend or increase any Fronted Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank's then outstanding Fronted LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Banks and/or cash collateral will be provided by the Account Parties in accordance with Section 2.17(c), and participating interests in any newly issued or increased Fronted Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.17(c)(i) (and such Defaulting Bank shall not participate therein); and

(vii)           if (i) a Bankruptcy Event with respect to a Parent of any Bank shall occur following the date hereof and for so long as such event shall continue or (ii) any Fronting Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, such Fronting Issuing Bank shall not be required to issue, amend or increase any Fronted Letter of Credit, unless such Fronting Issuing Bank shall have entered into arrangements with the Account Parties or such Bank, satisfactory to such Fronting Issuing Bank, to defease any risk to it in respect of such Bank hereunder;

(d)           with respect to any Syndicated LC Exposure (if any):

(i)           letter of credit fees shall cease to accrue on such Defaulting Bank's Syndicated LC Exposure pursuant to Section 2.10(b);

(ii)           with respect to any Syndicated Letter of Credit outstanding at the time such Bank becomes a Defaulting Bank, with the consent of the beneficiary thereunder to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits governing such Syndicated Letter of Credit), (x) all or any part of the Syndicated LC Exposure of such Defaulting Bank (other than any such Syndicated LC Exposure for which JPMCB is then acting as a

Credit Agreement

Confirming Bank for such Defaulting Bank pursuant to Section 2.16(b)) shall be reallocated among the Non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent the sum of all Non-Defaulting Banks' Credit Exposures plus such Defaulting Bank's LC Exposure does not exceed the total of all Non-Defaulting Banks' Commitments and (y) each such Syndicated Letter of Credit (other than any Syndicated Letter of Credit in respect of which JPMCB is then acting as a Confirming Bank for such Bank pursuant to Section 2.16(b)) shall be amended by the Administrative Agent to specify the Banks that are parties to such Syndicated Letter of Credit (excluding, for avoidance of doubt, such Bank), after giving effect to such event, and such Banks' respective Applicable Percentages as of the effective date of such amendment;

(iii)           if the Syndicated LC Exposure of the Non-Defaulting Banks is reallocated with respect to any Syndicated Letter of Credit pursuant to clause (ii) above, then the letter of credit fees payable to the Banks with respect to such Syndicated Letter of Credit pursuant to Section 2.10(b) shall be adjusted in accordance with such Non-Defaulting Banks' Applicable Percentages; and

(iv)           the Syndicated LC Exposures of the Banks in respect of any newly issued Syndicated Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with clause (ii) above (and such Defaulting Bank shall have no obligation under each such Syndicated Letter of Credit to the extent such Syndicated LC Exposures in respect thereof are so reallocated);

(e)           until such time as the readjustments with respect to such Defaulting Bank are effected pursuant to subsection (f) of this Section, the Company may, upon notice to such Defaulting Bank and the Administrative Agent, require such Bank, at the expense of such Defaulting Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement and the Letters of Credit issued, or participated in, by such Defaulting Bank to any Person that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that (i) such Defaulting Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements (including participations therein), principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements, Loans and accrued interest and fees) or the applicable Account Parties (in the case of all other amounts) (provided that the Account Parties may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Account Parties in effecting such assignment) and (ii) concurrently with such assignment, to the extent any LC Exposure of such Defaulting Bank theretofore shall have been reallocated pursuant to this Section, the Credit Exposures of the Banks (including, after giving effect to such assignment, such assignee) shall be readjusted (and payments made by the relevant parties) in a manner consistent with subsection (f) of this Section, such that, after giving effect thereto, the Banks (including such assignee, but not such Defaulting Bank) shall hold the Credit Exposures then outstanding in accordance with their respective Applicable Percentages; and

Credit Agreement

(f)           in the event that the Administrative Agent, the Account Parties and (to the extent there shall be Fronted Letters of Credit then outstanding) each Fronting Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall cease to be a Defaulting Bank and the Credit Exposures of the Banks shall be readjusted as follows:

(i)           with respect to any Fronted LC Exposure then outstanding, such Fronting LC Exposure shall be readjusted to reflect the inclusion of such Bank's Commitment and such Bank shall purchase at par such of the unreimbursed LC Disbursements then outstanding (if any) of the other Banks in respect of such Fronted LC Exposure as the Administrative Agent shall determine may be necessary in order for such Bank to hold such LC Disbursements in accordance with its Applicable Percentage;

(ii)           with respect to any Syndicated LC Exposure then outstanding, (x) with the consent of the beneficiary under each outstanding Syndicated Letter of Credit to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits governing such Syndicated Letter of Credit) and to the extent such Syndicated Letter of Credit was theretofore amended or issued pursuant to subsection (d)(ii) or (d)(iv), as applicable, of this Section to reflect the exclusion of such Bank’s Commitment, (I) each such Syndicated Letter of Credit shall be amended by the Administrative Agent to specify the Banks (including such Bank) that are then parties to such Syndicated Letter of Credit and such Banks' respective Applicable Percentages, in each case reflecting the inclusion of such Bank’s Commitment, as of the effective date of such amendment and (II) if such Syndicated Letter of Credit was not theretofore amended pursuant to subsection (d)(ii) of this Section to reflect the exclusion of such Bank’s Commitment thereunder, but instead the face amount of such Syndicated Letter of Credit was increased or a new Letter of Credit was issued hereunder in favor of the beneficiary of such Syndicated Letter of Credit in order to provide such beneficiary with an aggregate undrawn face amount of Letters of Credit from the Non-Defaulting Banks (including, if applicable, the applicable Fronting Issuing Banks) in the amount required by such beneficiary, the amount of such Syndicated Letter of Credit or new Letter of Credit shall be amended by the Administrative Agent to decrease the amount thereof, or the Company shall arrange for such new Letter of Credit to be surrendered by such beneficiary to the Administrative Agent or the applicable Fronting Issuing Bank, in order to reflect the inclusion of such Bank’s Commitment pursuant to the amendment to such Syndicated Letter of Credit under sub-clause (I) above (provided that, notwithstanding anything herein to the contrary, the Company shall not be required to pay any letter of credit fees to such Bank pursuant to Section 2.10(b) until such amendments with respect to such Letters of Credit shall have become effective); (y) (subject to clause (x) being satisfied with respect to a Syndicated Letter of Credit) the Syndicated LC Exposure of the Banks with respect to such Syndicated Letter of Credit shall be readjusted to reflect the inclusion of such Bank's Commitment; and (z) (subject to clause (x) being satisfied with respect to a Syndicated Letter of Credit) such Bank shall purchase at par such of the unreimbursed LC Disbursements then outstanding (if any) of the other Banks with respect to such Syndicated Letter of Credit as the Administrative Agent shall determine may be necessary in order for such Bank to hold such LC Disbursements in accordance with its Applicable Percentage; and

Credit Agreement

(iii)           with respect to any Loans then outstanding, such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.18.  Existing External Fronted Letters of Credit.  Subject to the terms and conditions hereof, as of the Effective Date, each Existing External Fronted Letter of Credit shall automatically be deemed issued and continued hereunder by the Existing External Fronting Issuing Bank as the fronting issuing bank thereunder, each Bank shall acquire a participation therein as if such Existing External Fronted Letter of Credit were originally issued hereunder, and each such Existing External Fronted Letter of Credit shall be deemed a Fronted Letter of Credit for all purposes of this Agreement including the second paragraph of Section 2.01(e), clause (B) of Section 2.01(f) and Section 2.03 (unless the context otherwise requires and to the extent not inconsistent with the provisions of this Section).  Without limiting the foregoing, the following provisions shall apply to the Existing External Fronted Letters of Credit only (and not to any other Fronted Letters of Credit):

(a)           the Company shall use its commercially reasonable efforts to either cancel each Existing External Fronted Letter of Credit or replace each Existing External Fronted Letter of Credit with a Letter of Credit issued under Section 2.01(a), within 60 days after the Effective Date;

(b)           as of the Effective Date, each Bank shall acquire a participation in each Existing External Fronted Letter of Credit as if such Existing External Fronted Letter of Credit were originally issued hereunder equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Existing External Fronted Letter of Credit, and the Banks shall be obligated in respect of the Existing External Fronted Letters of Credit under Section 2.01(e) to the same extent as other Fronted Letters of Credit issued hereunder;

(c)           the Existing External Fronting Issuing Bank shall have no obligation to amend (including increase), renew or extend any Existing External Fronted Letter of Credit, unless the Existing External Fronting Issuing Bank in its sole discretion shall otherwise agree;

(d)           for each Existing External Fronted Letter of Credit that provides for the automatic extension of the expiry date thereof unless the Existing External Fronting Issuing Bank shall give notice to the beneficiary thereof that such expiry date shall not be extended, unless such Existing External Fronted Letter of Credit shall theretofore have been canceled or replaced pursuant to clause (a) above, the Existing External Fronting Issuing Bank will give a non-extension notice thereunder at the next earliest permitted time in accordance with the terms thereof;

(e)           the Company agrees to pay to the Existing External Fronting Issuing Bank for its own account fronting fees in respect of each Existing External Fronted Letter of Credit issued and continued hereunder which shall accrue at the rates per annum agreed in writing between the Company and the Existing External Fronting Issuing Banks on the average daily amount of the aggregate undrawn amount of each such Existing External Fronted Letter of Credit

Credit Agreement

during the period from and including the Effective Date to but excluding the later of the expiry date thereof and the date on which there ceases to be any LC Exposure thereunder.  Such fronting fees in respect of each such Fronted Letter of Credit accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fronting fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such  date shall be payable on demand.  In addition the Company agrees to pay to the Existing External Fronting Issuing Bank for its own account, within 10 Business Days after demand, such Existing External Fronting Issuing Bank's standard administrative fees with respect to issuance, amendment, renewal or extension of any Existing External Fronted Letter of Credit (subject to clause (c) of this Section) the processing of drawings (if any) thereunder; and

(f)           no provision of this Section or any other provision of this Agreement relating to the rights or obligations of the Existing External Fronting Issuing Bank shall be waived or amended without the prior written consent of the Existing External Fronting Issuing Bank in its sole discretion.

ARTICLE III

CONDITIONS

SECTION 3.01.  Each Credit Extension.  The obligation of each Bank to issue, amend, renew or extend any Letter of Credit or to make any Loan is subject to the satisfaction of the following conditions:

(a)           in the case of a Letter of Credit, receipt by the Administrative Agent of a notice of issuance, amendment, renewal or extension, as the case may be, with respect to such Letter of Credit, as required by Section 2.01(b) or, in the case of a Borrowing, receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.05(a);

(b)           the fact that, immediately before and after issuance, amendment, renewal or extension of such Letter of Credit or such Loan no Default shall have occurred and be continuing; and

(c)           the fact that the representations and warranties of each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of the date of such issuance, amendment, renewal or extension of such Letter of Credit or such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), provided that the exception in the first parenthetical phrase in this clause (c) shall not apply in the case of any issuance, amendment, renewal or extension of a Letter of Credit or the making of a Loan on the Effective Date or with respect to the certificate under clause (d) of Section 3.02.

Credit Agreement

Each issuance, amendment, renewal or extension of a Letter of Credit and the making of any Loan hereunder shall be deemed to be a representation and warranty by the applicable Account Party on the date of such issuance, amendment, renewal or extension or Loan, as the case may be, as to the facts specified in clauses (b) and (c) of this Section.

SECTION 3.02.  Effectiveness.  This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

(a)           receipt by the Administrative Agent of counterparts hereof signed by each of the Persons listed on the signature pages hereto (or, in the case of any Bank as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telecopy or other written confirmation from such Bank of execution and delivery of a counterpart hereof by such Bank);

(b)           receipt by the Administrative Agent of an opinion of counsel of the Company reasonably satisfactory to the Administrative Agent, substantially in the form of Exhibit B hereto;

(c)           receipt by the Administrative Agent of an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit C hereto;

(d)           receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a senior financial officer of the Company, certifying as to clauses (b) and (c) of Section 3.01;

(e)           receipt by the Administrative Agent of a copy of the resolutions of the Board of Directors of the Company, in form and substance satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Agreement and other Credit Documents;

(f)           receipt by the Administrative Agent of all documents, opinions and instruments as it may reasonably request relating to the existence of each Account Party, the corporate authority for and the validity and enforceability of this Agreement and the other Credit Documents, and any other matters related hereto, all in form and substance satisfactory to the Administrative Agent;

(g)           receipt by the Administrative Agent of evidence as of the Effective Date as to (i) payment of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to JPMCB) in connection with this Agreement, on or before the Effective Date; (ii) payment by the Company and Subsidiary Account Parties of all unpaid principal of and interest on any outstanding loan and all unpaid fees, expenses and other amounts accrued or owing as of the Effective Date under the Existing Credit Agreements and the termination of the commitments of the banks thereunder as of

Credit Agreement

the Effective Date; and (iii) with respect to each letter of credit issued by JPMCB, Bank of America, N.A. or Wachovia Bank, National Association, in each case as a fronting issuing bank, and outstanding under the Existing Credit Agreements (but excluding the Existing External Fronted Letters of Credit deemed issued and continued hereunder pursuant to Section 2.18 and any other existing fronted letters of credit issued by JPMCB, as a fronting issuing bank, under the Existing Credit Agreements that are deemed issued and continued under the credit agreement referred to in clause (h) below), either (x) the amendment of such letter of credit (with the consent of the beneficiary thereof) to modify such of the terms thereof to be consistent with the requirements of a Syndicated Letter of Credit hereunder (all such letters of credit, so amended, collectively, the "Continued Existing Letters of Credit") or (y) the cancellation of such letter of credit and surrender thereof to the issuing bank thereof (or arrangements shall have been made for such cancellation and/or surrender satisfactory to such issuing bank); and, by its execution of this Agreement, each Bank party hereto that is party to an Existing Credit Agreement hereby waives any prior notice requirement with respect to any prepayment of amounts and/or termination of commitments under such Existing Credit Agreement contemplated by this clause (g), which payments and termination will be effective as of the Effective Date;

(h)           receipt by the Administrative Agent of evidence that the $1,500,000,000 credit agreement dated as of the date hereof among the Company, the Subsidiary Account Parties, the Banks party thereto and JPMCB, as administrative agent thereunder shall have become effective concurrently with the effectiveness of this Agreement; and

(i)           receipt by the Administrative Agent of a written notice from the Company designating (i) the existing fronted letters of credit issued by JPMCB and outstanding under the Existing Credit Agreements that are to be deemed issued and continued pursuant to Section 2.18 as Existing External Fronted Letters of Credit for purposes of this Agreement and (ii) the existing fronted letters of credit issued by JPMCB and outstanding under the Existing Credit Agreements that, upon the amendment thereof in accordance with the requirements of Section 3.02(g)(iii), are to be deemed issued and continued pursuant to Section 2.01(a) as Continued Existing Letters of Credit for purposes of this Agreement;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than 3:00 p.m. (New York City time) June 30, 2010 or such later date as may be agreed in writing by the Company and all of the Banks.  The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Credit Agreement

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Company (other than with respect to Section 4.15) and the Subsidiary Account Parties (with respect to Section 4.15 only) represents and warrants that:

SECTION 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.  Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries.

SECTION 4.03.  Binding Effect.  This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

SECTION 4.04.  Financial Information.

(a)           The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2009 and the related consolidated statements of income, cash flows and shareholders' equity for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Company's 2009 Form 10-K, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

(b)           The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of March 31, 2010 and the related unaudited consolidated statements of income, cash flows and shareholders' equity for the three months then ended, set

Credit Agreement

forth in the Company's quarterly report for the fiscal quarter ended March 31, 2010 as filed with the SEC on Form l0-Q, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such three month period (subject to normal year-end adjustments).

(c)           A copy of a duly completed and signed Annual Statement or other similar report of or for each Insurance Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the year ended December 31, 2009 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(d)           A copy of a duly completed and signed Quarterly Statement or other similar report of or for each Insurance Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the quarter ended March 31, 2010 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(e)           Since December 31, 2009 and as of the Effective Date, there has been no material adverse change in the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05.  Litigation.  As of the Effective Date, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect, or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document.

SECTION 4.06.  Compliance with ERISA.  Except as would not result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  Except as would not result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other

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security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07.  Taxes.  United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1998.  The Company and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, pursuant to any assessment received by the Company or any Subsidiary.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes are, in the opinion of the Company, adequate.

SECTION 4.08.  Subsidiaries.  Each of the Company's Restricted Subsidiaries is a corporation duly incorporated, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.09.  Not an Investment Company.  The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10.  Obligations to be Pari Passu.  The Company's obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of the Company.

SECTION 4.11.  No Default.  No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Company or any Restricted Subsidiary is a party or by which either the Company or any Restricted Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 4.12.  Restricted Subsidiaries.  Set forth as Schedule II hereto is a true, correct and complete list of each Restricted Subsidiary as of the date hereof.

SECTION 4.13.  Environmental Matters.  The Company has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

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SECTION 4.14.  Full Disclosure.  All written information heretofore furnished by the Company to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.  To the best of its knowledge, the Company has disclosed to the Banks in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent the Company can now reasonably foresee) the business, consolidated financial condition or consolidated results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of each Account Party to perform its obligations under the Credit Documents to which it is a party.

SECTION 4.15.  Separate Representations of Subsidiary Account Parties.  Each of the Subsidiary Account Parties represents and warrants that:

(a)           Such Subsidiary Account Party is a company duly organized and validly existing under the laws of the jurisdiction of its organization, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)           The execution, delivery and performance by such Subsidiary Account Party of this Agreement and each other Credit Document to which it is a party are within such Subsidiary Account Party's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of any organizational document of such Subsidiary Account Party or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Subsidiary Account Party or result in the creation or imposition of any Lien on any asset of such Subsidiary Account Party.

(c)           The Credit Documents (including this Agreement) to which such Subsidiary Account Party is a party constitute the legal, valid and binding obligations of such Subsidiary Account Party, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

(d)           Such Subsidiary Account Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(e)           Such Subsidiary Account Party's obligations under this Agreement to which it is a party rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of such Subsidiary Account Party with the exception of those obligations that are mandatorily preferred by law and not by contract.

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(f)           No event has occurred and is continuing which constitutes or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which such Subsidiary Account Party is a party or by which either such Subsidiary Account Party or any of its assets is bound.

(g)           Such Subsidiary Account Party is not the subject of (i) any winding up (whether compulsory or otherwise) or any other corporate, judicial or administrative proceeding or action which could result in the winding up of such Subsidiary Account Party or (ii) any other proceeding or action relating to the insolvency, bankruptcy, liquidation, moratorium on the payment of obligations or any other similar condition of or relating to such Subsidiary Account Party, and such Subsidiary Account Party has taken no action in furtherance of any of the foregoing.

SECTION 4.16.  Instruments.  Set forth as Schedule III hereto is a true, correct and complete list of each Instrument of the Company and its Consolidated Subsidiaries outstanding as of the date hereof, specifying in each case the equity credit treatment given to each such Instrument by S&P and/or Moody's as of the date hereof.

ARTICLE V

COVENANTS

Until all Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company and (in the case of Sections 5.01(l), 5.02, 5.03, 5.04, 5.05, 5.06, 5.08, 5.10, 5.11 and 5.12) the Subsidiary Account Parties agree that:

SECTION 5.01.  Information.  The Company (and, in the case of Section 5.01(l), each Subsidiary Account Party, but only as to information concerning such Subsidiary Account Party and its Subsidiaries) will deliver to each of the Banks:

(a)           within 90 days after the end of each fiscal year of the Company, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and shareholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

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(b)           within 60 days after the end of each of the first three quarters of each fiscal year of the Company, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flows and shareholders' equity for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks (except for changes concurred in by the Company's independent public accountants) by the chief financial officer or the chief accounting officer of the Company;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above (whether delivered as provided therein or pursuant to clause (i) below), a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.07 and 5.12 on the date of such financial statements and (ii) stating that such chief financial officer or chief accounting officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such chief financial officer or chief accounting officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Company or the applicable Subsidiary Account Party, as the case may be is taking or proposes to take with respect thereto;

(d)           simultaneously with the delivery of each set of financial statements referred to in clause (a) above (whether delivered as provided therein or pursuant to clause (i) below), a statement of the firm of independent public accountants which reported on such statements (i) as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)           within 120 days after the end of each fiscal year of each Insurance Subsidiary, a copy of a duly completed and signed Annual Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(f)           within 60 days after the end of each of the first three fiscal quarters of each Insurance Subsidiary, a copy of a duly completed and signed Quarterly Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

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(g)           forthwith upon learning of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(h)           promptly upon the mailing thereof to the shareholders of the Company generally, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, copies of all financial statements, reports and proxy statements so mailed;

(i)           promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Account Party shall have filed with the SEC;

(j)           if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(k)           promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(l)           from time to time such additional information regarding the financial position or business of any Account Party as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02.  Payment of Obligations.  The Company will pay and discharge, and will cause each Restricted Subsidiary and Subsidiary Account Party to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Restricted Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

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SECTION 5.03.  Conduct of Business and Maintenance of Existence.  The Company will continue, and will cause each Restricted Subsidiary and Subsidiary Account Party to continue, to engage in business of the same general type as conducted by the Company and its Restricted Subsidiaries, taken as a whole, on the date hereof and will preserve, renew and keep in full force and effect, and will cause each Restricted Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges, licenses and franchises which, in the judgment of the Board of Directors of the Company, are necessary or desirable in the normal conduct of business.

SECTION 5.04.  Maintenance of Property; Insurance.

(a)           The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           The Company will maintain, and will cause each Restricted Subsidiary and Subsidiary Account Party to maintain (either in the name of the Company or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case in at least such amounts (and with such risk retentions) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05.  Compliance with Laws.  The Company will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, except where such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.  Inspection of Property, Books and Records.  The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, subject in all

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cases to Section 10.11, will permit, and will cause each Restricted Subsidiary and Subsidiary Account Party to permit, representatives of any Bank to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours and as often as may reasonably be desired; provided that neither the Company nor any of its Subsidiaries shall be required to disclose any information subject to its attorney-client privilege.

SECTION 5.07.  Financial Covenants.

(a)           Minimum Adjusted Consolidated Net Worth.  The Company will not at any time permit Adjusted Consolidated Net Worth to be less than the sum of (a) $9,200,000,000 plus (b) 50% of the aggregate Net Proceeds received by the Company or any of its Subsidiaries from Equity Issuances of the Company and its Subsidiaries (including from any issuance or incurrence of Instruments, but only to the extent such Instruments are included, at the time of issuance, in Adjusted Consolidated Net Worth) after March 31, 2010.

(b)           Total Indebtedness to Total Capitalization Ratio.  The Company will not at any time permit the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Total Capitalization to exceed 0.35 to 1.00.

SECTION 5.08.  Negative Pledge.  The Company will not, and will not permit any Subsidiary to, create or suffer to exist any Lien upon any present or future capital stock or any other Securities of any of its Material Subsidiaries.

SECTION 5.09.  Consolidations, Mergers and Sales of Assets.  The Company will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge with another Person if (i) the Company is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

SECTION 5.10.  Use of Credit.  Each Account Party shall use each Letter of Credit issued under this Agreement, and the proceeds of each Loan made to any Account Party hereunder will be used, for its general corporate purposes.  No Letter of Credit or proceeds of Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulations T, U and X.

SECTION 5.11.  Obligations to be Pari Passu.  Each Account Party's obligations under this Agreement and the other Credit Documents to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of such Account Party with the exception of those obligations that are mandatorily preferred by law and not by contract.

Credit Agreement

SECTION 5.12.  Certain Indebtedness.  The Company will not at any time permit the sum of (a) Non-Operating Indebtedness of the Company that is secured by a Lien on any property or assets of the Company and its Subsidiaries and (b) Non-Operating Indebtedness of the Subsidiaries of the Company to exceed 3.5% of Consolidated Total Capitalization.

ARTICLE VI

DEFAULTS

SECTION 6.01.  Events of Default

.  If one or more of the following events ("Events of Default") shall have occurred and be continuing:

(a)           (i) any Account Party shall fail to pay when due any principal of any Loan or any reimbursement obligation in respect of an LC Disbursement or (ii) any Account Party shall fail to pay when due any interest on any Loan or LC Disbursement or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for four Domestic Business Days;

(b)           any Account Party shall fail to observe or perform any covenant contained in Sections 5.07 through 5.12, inclusive;

(c)           any Account Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(d)           any representation, warranty, certification or statement made by any Account Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)           the Company or any Subsidiary (other than a Newly Acquired Subsidiary) shall fail to make any payment in respect of any Debt (other than Loans and other extensions of credit hereunder and any Debt solely of a Newly Acquired Subsidiary existing at the time such Person becomes a Subsidiary and not created in contemplation of such event ("Newly Acquired Subsidiary Debt")) having a principal amount then outstanding of not less than $75,000,000 when due and such failure shall continue beyond any applicable grace period or the Company or any Subsidiary (other than a

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Newly Acquired Subsidiary) shall fail to make any payment in an amount at least equal to $75,000,000 in respect of any Derivative Financial Product when due and such failure shall continue beyond any applicable grace period;

(f)           any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Loans and other extensions of credit hereunder and Newly Acquired Subsidiary Debt) having a principal or face amount then outstanding of not less than $75,000,000 of the Company or any Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

(g)           any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)           an involuntary case or other proceeding shall be commenced against any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Account Party or such Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of Account Party or Restricted Subsidiary or of the assets or any substantial part thereof of any Account Party or Restricted Subsidiary or any other similar remedy;

(i)           any of the following events or conditions shall occur, which, in the aggregate, reasonably could be expected to involve possible taxes, penalties and other liabilities in an aggregate amount in excess of $75,000,000:  (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be

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appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

(j)           a judgment or order for the payment of money in excess of the greater of (i) $150,000,000 or (ii) 3% of the consolidated shareholders' equity of the Company and its Consolidated Subsidiaries (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against any Account Party or Restricted Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 90 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k)           (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 20% or more of the outstanding shares of common stock of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (x) nominated by the board of directors of the Company or (y) appointed by directors so nominated; or

(l)           any Subsidiary Account Party shall cease for any reason to be a Consolidated Subsidiary, unless (i) such Subsidiary Account Party shall have been consolidated or merged with or into a wholly owned Subsidiary or the Company or (ii) Subsidiary Account Party shall have been terminated as an Account Party hereunder pursuant to Section 10.13;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times:  (i) terminate the Commitments and they shall thereupon terminate, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Account Parties accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party and the Guarantor, (iii) notify (or, in the case of any Fronted Letter of Credit, request the applicable Fronting Issuing Bank (and such Fronting Issuing Bank agrees upon such request) to notify) each beneficiary of an outstanding Letters of Credit of the existence of an Event of Default hereunder and cause a drawing of the aggregate undrawn amount thereunder (if such Letters of Credit so permit) and (iv) demand cash collateral from the Account Parties and the Guarantor in immediately available funds in an amount equal to the then aggregate undrawn amount of all Letters of Credit pursuant to Section 2.03(e); provided that, in the case of any of the Events of Default specified in clause (g) or (h) above (A) with respect to

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the Company, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Account Parties accrued hereunder, and the obligations to provide cash collateral under clause (iv) above, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by each Account Party and the Guarantor and (B) with respect to any Account Party (other than the Company), without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments to issue Letters of Credit for the account of, and to make Loans to, such Account Party shall thereupon terminate, the principal of the Loans made to such Account Party then outstanding, together with accrued interest thereon and all fees and other obligations of such Account Party accrued hereunder, and the obligations of such Account Party to provide cash collateral under clause (iv) above, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Account Parties and the Guarantor; provided, further, that, in the case of an Event of Default under Section 6.01(b) resulting from a default by any Subsidiary Account Party under Section 5.08, 5.10 or 5.11 or under Section 6.01(c) or (d) (in the latter case, resulting from a default by any Subsidiary Account Party under Section 4.15), the termination of the Commitments, the acceleration of all fees and other obligations of the Account Parties accrued hereunder and the causing of drawings under Letters of Credit shall apply only to the Commitments, fees, obligations in respect of such Subsidiary Account Party and to the Letters of Credit with respect to which it is the Account Party.

SECTION 6.02.  Notice of Default.  The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.  Appointment and Authorization.  Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02.  Agent's Fee.  The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.03.  Agent and Affiliates.  JPMCB shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMCB and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of any thereof as if it were not the Administrative Agent hereunder.

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SECTION 7.04.  Action by Agent

.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein.  The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.  The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by an Account Party to the Administrative Agent at such time, but is voluntarily furnished by an Account Party to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

SECTION 7.05.  Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for any Account Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.06.  Liability of Agent.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by an Account Party or a Bank.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or the issuance, amendment, renewal or extension of any Letter of Credit; (ii) the performance or observance of any of the covenants or agreements of any Account Party; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, any other Credit Document or any other instrument or writing furnished in connection herewith; (v) the existence or possible existence of any Default; (vi) the financial condition of any Account Party or any Account Party's Subsidiaries; or (vii) the contents of any certificate, report or other document delivered hereunder or in connection herewith.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing believed by it in good faith to be genuine or to be signed by the proper party or parties.

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SECTION 7.07.  Indemnification.  Each Bank shall, ratably in accordance with its Commitment (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), indemnify the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent's gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 7.08.  Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.09.  Successor Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be satisfactory to the Company, provided that no Default is continuing.  If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000 and (unless a Default has occurred and is continuing) shall otherwise be subject to the consent of the Company, which consent shall not be unreasonably withheld.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.10.  Delegation to Affiliates.  The Account Party and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and X.

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SECTION 7.11.  Joint Lead Arrangers and Other Agents.  Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers and Joint Bookrunners, the Syndication Agent or the Documentation Agents listed on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such, except in its respective capacity, if any, as a Bank.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b)           the Required Banks advise the Administrative Agent that the LIBO Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended.  Unless the applicable Account Party notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02.  Illegality.  If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or

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impossible for any Bank (or its Applicable Lending Office) to make, continue, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the applicable Account Parties shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon.  Concurrently with prepaying each such Euro-Dollar Loan, the applicable Account Parties shall borrow Base Rate Loans in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such Base Rate Loans.

SECTION 8.03.  Increased Cost and Reduced Return.

(a)  If on or after the date hereof, in the case of any Loan or any obligation to make Loans or in the case of any Letter of Credit or any obligation to issue, participate in, renew or extend any Letter of Credit, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans or its obligation to issue or participate in Letters of Credit, any outstanding Letters of Credit or reimbursement claims in respect of LC Disbursements and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing, participating in or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)           If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation

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or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c)           Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section.  A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank's computation of such amount or amounts, shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 8.04.  Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If (i) the obligation of any Bank to make or continue Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.05 and the Company shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)           all Loans which would otherwise be made, or continued, by such Bank as Euro-Dollar Loans shall be made instead as, or converted into, Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b)           after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

SECTION 8.05.  Taxes.  (a)           For purposes of this Section, the following terms have the following meanings:

"Domestic Taxes" has the meaning set forth in the definition of Taxes in this Section 8.05(a).

"FATCA" means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

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"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by any Account Party or the Guarantor pursuant to this Agreement or any other Credit Document, and all liabilities with respect thereto ( excluding, in the case of each Bank and the Administrative Agent, (i) taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located (all such excluded taxes being hereinafter referred to as "Domestic Taxes") and (ii) any U.S. Federal withholding Taxes imposed by FATCA).  If the form provided by a Bank pursuant to Section 8.05(d) at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Company under this Agreement or any other Credit Document shall be excluded from the definition of "Taxes".

"Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

"Withholding Agent" means any Account Party or the Administrative Agent.

(b)           Any and all payments by any Account Party or the Guarantor to or for the account of any Bank or the Administrative Agent hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes or Other Taxes; provided that, if any Account Party or the Guarantor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Account Party or the Guarantor (as the case may be) shall make such deductions or withholdings, (iii) such Account Party or the Guarantor (as the case may be) shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Account Party or the Guarantor (as the case may be) shall promptly furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes or Other Taxes in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

(c)           The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section), whether or not correctly or legally imposed, paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  In addition, the Company agrees to indemnify each Bank and the Administrative Agent for all Domestic Taxes of such Bank or the Administrative Agent

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(calculated based on a hypothetical basis at the maximum marginal rate for a corporation) and any liability (including penalties, interest and expenses to the extent not attributable to the gross negligence or willful misconduct of each Bank or the Administrative Agent, as the case may be) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for any taxes imposed by any jurisdiction for which the Company or any Account Party is responsible under Section 8.05(a), (b) or (c).  This indemnification shall be paid within 30 days after such Bank or Agent, as the case may be, makes demand therefor.

(d)           At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes.  Each Bank which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)           If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer, controller or any other authorized officer and (ii) other documentation reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements.

(f)           For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate form as required by Section 8.05(d) (whether or not such Bank is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.05(b) or (c) with respect to any withholding of the United States federal income tax resulting from such failure; provided that if a Bank, which is otherwise exempt from or subject to

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a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g)           Each Bank and the Administrative Agent shall, at the request of the Company, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Company if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Bank or the Administrative Agent (as the case may be) pursuant to this Section which may thereafter accrue and would not, in the sole judgment of such Bank or the Administrative Agent, require such Bank or the Administrative Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Bank or the Administrative Agent.

(h)           Notwithstanding the foregoing, nothing in this Section shall interfere with the rights of any Bank to conduct its fiscal or tax affairs in such manner as it deems fit.

SECTION 8.06.  Regulation D Compensation.  For so long as any Bank maintains reserves against "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and as a result the cost to such Bank (or its Applicable Lending Office) of making or maintaining its Euro-Dollar Loans is increased, then such Bank may require the applicable Account Parties to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loans of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable LIBO Rate.  Any Bank wishing to require payment of such additional interest (x) shall so notify the applicable Account Parties and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the applicable Account Parties at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans an officer's certificate setting forth the amount to which such Bank is then entitled under this Section (which shall be consistent with such Bank's good faith estimate of the level at which the related reserves are maintained by it).  Each such certificate shall be accompanied by such information as the applicable Account Parties may reasonably request as to the computation set forth therein.

SECTION 8.07.  Mitigation Obligations; Replacement of Banks.

(a)           If any Bank requests compensation under Section 8.03, or if any Account Party is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then such Bank shall use

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reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans and/or other Credit Exposure hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank (with the concurrence of the Company), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b)           If any Bank requests compensation under Section 8.03 or if any Account Party is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Fronting Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments.  A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IX

GUARANTY

SECTION 9.01.  The Guaranty.  The Company hereby unconditionally guarantees the full and punctual payment of the principal and interest on the Loans and all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Subsidiary Account Party pursuant to this Agreement (including, without limitation, any Subsidiary Account Party that shall become party hereto after the date hereof pursuant to Section 10.13), and the full and punctual payment of all other amounts payable by each Subsidiary Account Party under this Agreement, including amounts payable as cash collateral pursuant to Sections 2.03(e) and 6.01.  Upon failure by any Subsidiary Account Party to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

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SECTION 9.02.  Guaranty Unconditional.  The obligations of the Company hereunder shall be unconditional, absolute and continuing and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)  any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Account Party under this Agreement, by operation of law or otherwise;

(ii)  any modification or amendment of or supplement to this Agreement;

(iii)  any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Subsidiary Account Party under this Agreement;

(iv)  any change in the corporate existence, structure or ownership of any Subsidiary Account Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Subsidiary Account Party or its assets or any resulting release or discharge of any obligation of any Subsidiary Account Party contained in this Agreement;

(v)  the existence of any claim, set-off or other rights which the Company may have at any time against any Subsidiary Account Party, the Administrative Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)  any invalidity or unenforceability relating to or against any Subsidiary Account Party for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Account Party of any reimbursement obligation, interest or any other amount payable by it under this Agreement;

(vii)  any other act or omission to act or delay of any kind by Subsidiary Account Party, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company's obligations hereunder; or

(viii) any Bank and its Affiliates accepting deposits from, lending money to, or otherwise engaging in any kind of business with the Company, its Subsidiaries, the Subsidiary Account Parties or the Affiliates of any thereof.

SECTION 9.03.  Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances.  The Company's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and all reimbursement obligations, interest and all other amounts payable by the Company and each Subsidiary Account Party under this Agreement shall have been paid in full.  If at any time any payment of reimbursement obligation, interest or any other amount payable by any Subsidiary Account Party under this Agreement is rescinded or

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must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary Account Party or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 9.04.  Waiver by the Company.  The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Subsidiary Account Parties or any other Person.

SECTION 9.05.  Subrogation.  Upon making any payment with respect to the obligations of any Subsidiary Account Party hereunder, the Company shall be subrogated to the rights of the payee against such Subsidiary Account Party with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation against such Subsidiary Account Party so long as (i) any Bank has any Commitment hereunder or (ii) any amount payable hereunder remains unpaid.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, or by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party:  (a) in the case of any Account Party, at the Company's address or telecopier number set forth on the Company's signature page hereof, (b) in the case of the Administrative Agent, at its address or telecopier number set forth on its respective signature page hereof, (c) in the case of any Bank, at its address or telecopier number set forth in its Administrative Questionnaire or (d) in the case of any party, such other address or telecopier number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.  Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (ii) if given by telecopier, when transmitted to the telecopier number specified in this Section or (iii) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank.  The Administrative Agent or the Account Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved

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by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.02.  No Waivers.  No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.03.  Expenses;  Indemnification;  Non-Liability of Banks.

(a)           The Company shall pay (i) all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel including costs allocated to in-house counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)           The Company agrees to indemnify the Administrative Agent, each Bank and each Confirming Bank, their Affiliates and the respective directors, officers, agents, advisors and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and costs of settlement, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans or of the Letters of Credits; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction or for the breach by such Indemnitee of its obligations hereunder or, in the case of a Confirming Bank, under its Confirming Bank Agreement.

SECTION 10.04.  Sharing of Payments.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it or reimbursement obligation or interest due with respect to any LC Disbursement made by it under a Letter of Credit which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank or reimbursement obligation or interest due, as the case may be, with respect to any LC Disbursement made by such other Bank under such Letter of Credit, the Bank receiving such proportionately greater payment shall purchase such

Credit Agreement

participations in the Loans held by or the LC Exposure by the other Banks under such Letter of Credit, as applicable, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and reimbursement obligations and interest with respect to LC Disbursements made by the Banks under such Letter of Credit shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the applicable Account Party other than its indebtedness under this Agreement and (ii) the provisions of this Section shall not be construed to apply to any payment made by any Account Party pursuant to and in accordance with the express terms of this Agreement.  Each Account Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any Loan or LC Exposure, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Account Party in the amount of such participation.

SECTION 10.05.  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Account Party and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent or any Fronting Issuing Bank, in such capacity, are affected thereby, by the Administrative Agent or such Fronting Issuing Bank, as the case may be); provided that the Administrative Agent may, with the consent of the Company (which shall not be unreasonably withheld), specify by notice to the Banks modifications in the procedures set forth in Section 2.01(b); provided, further, that no such amendment or waiver shall (i) increase the amount or extend the expiry date of the Commitment of any Bank or increase the LC Exposure of any Bank, without the written consent of such Bank, (ii) reduce the principal amount of any Loan or the amount of any reimbursement obligation of any Account Party in respect of any LC Disbursement, the rate or amount of interest thereon or any fees payable to any Bank hereunder, without the written consent of each Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or for reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank affected thereby, (iv) change Section 2.13(b) or (c) or Section 10.04 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank affected thereby, (v) change any of the provisions of this Section or the definition of "Required Banks" or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank, (vi) the release of any of the collateral provided for the LC Exposure pursuant to Sections 2.03(e) and 6.01 (other than as expressly provided in Section 2.03(e)), without the written consent of each Bank, or (vii) any change in the obligations of the Company under Article IX, without the written consent of each Bank.

Credit Agreement

SECTION 10.06.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Account Party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the Banks.

(b)           Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or the Loans or any or all of its Letters of Credit.  In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Account Parties and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Account Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the proviso of Section 10.05 without the consent of the Participant.  Each Account Party agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.  An assignment or other transfer which is not permitted by subsection (c) or (d) of this Section shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)           Any Bank may at any time assign to one or more NAIC Approved Banks (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent (which in each case shall not be unreasonably withheld) of each of the Company, the Administrative Agent and each Fronting Issuing Bank; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment, no such consent of the Company shall be required and (ii) if an Assignee was a Bank immediately prior to such assignment, no such consent of the Administrative Agent or any Fronting Issuing Bank shall be required; provided, further, that if an Event of Default occurs and is continuing, no such consent of the Company shall be required; and provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank's Commitment and interests in outstanding Loans and Letters of Credit) shall be in an amount that is at least $5,000,000 unless otherwise agreed by the Account Parties and the Administrative Agent.  Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the

Credit Agreement

transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.05(d).

(d)           Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System.  No such assignment shall release the transferor Bank from its obligations hereunder.

(e)           No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03, 8.05 or 8.06 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company's prior written consent, (ii) by reason of the provisions of Section 8.02 or 8.07 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 10.07.  Collateral.  Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.08.  New York Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10.09.  Judicial Proceedings.

(a)           Submission to Jurisdiction.  Each Account Party hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby.  Each Account Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Credit Agreement

(b)           Appointment of Agent for Service of Process.  Each Subsidiary Account Party irrevocably designates and appoints the Company, and the Company hereby accepts such appointment, at its office in Radnor, Pennsylvania set forth beneath the Company's signature on the signature page hereof, as the authorized agent of such Subsidiary Account Party, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section in any federal or New York State court sitting in New York City.  Said designation and appointment shall be irrevocable by each Subsidiary Account Party until all reimbursement obligations, interest thereon and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof and thereof or, if earlier, when such Subsidiary Account Party is terminated as an Account Party hereunder pursuant to Section 10.13.

(c)           Service of Process.  Each Account Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in subsection (b) of this Section; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to such Account Party at its address specified on the signature page hereof (or, in the case of any Subsidiary Account Party, on the signature page of the Subsidiary Joinder Agreement to which it is a party) or to any other address of which such Account Party shall have given written notice to the applicable Bank.  Each Account Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Account Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Account Party.

(d)           No Limitation on Service or Suit.  Nothing in this Section shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring proceedings against any Account Party in the courts of any jurisdiction or jurisdictions.

SECTION 10.10.  Counterparts; Integration; Headings.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11.  Confidentiality.  The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided

Credit Agreement

under this Agreement by or on behalf of the Account Parties (hereinafter collectively called "Confidential Information"), subject to the Administrative Agent's and each Bank's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or by a self-regulatory body or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates and (d) right to provide such information to participants, prospective participants or prospective assignees pursuant to Section 10.06 or to its prospective Confirming Bank or Confirming Bank if prior thereto such participant, prospective participant, prospective assignee, prospective Confirming Bank or Confirming Bank agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a "Bank" party hereto.  Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant, prospective assignee, prospective Confirming Bank or Confirming Bank under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge.

SECTION 10.12.  WAIVER OF JURY TRIAL.  EACH OF THE ACCOUNT PARTIES, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.13.  Joinder and Termination of Subsidiary Account Party.

(a)           Any direct or indirect wholly-owned Subsidiary of the Company that is organized, licensed or regulated under applicable law as an insurance or reinsurance company may, upon the request of the Company at any time, upon not less than seven Business Days' notice to the Administrative Agent in the case of any Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof (a "Foreign Subsidiary"), become a party to this Agreement as an Account Party by delivering an executed Subsidiary Joinder Agreement, substantially in the form of Exhibit F hereto, to the Administrative Agent for acceptance by it (which shall promptly notify the Banks), provided that on and as of the date of acceptance of such Subsidiary Joinder Agreement by the Administrative Agent (i) no Default shall have occurred and be continuing, (ii) each of the representations and warranties contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a

Credit Agreement

specific date, as of such specific date), (iii) such Subsidiary Account Party shall be deemed to have appointed the Company as its authorized agent pursuant to Section 10.09(b) to accept service of any and all process which may be served in any suit, action or proceeding of any nature in any federal or New York State court sitting in New York City arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby and (iv) such other documents as the Administrative Agent shall reasonably request, which may include opinions of counsel and other documents that are consistent with conditions set forth in Section 3.02, each in form and substance satisfactory to the Administrative Agent.  Following the giving of any such notice pursuant to this Section if the designation of such Subsidiary Account Party obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

Notwithstanding the foregoing, as soon as practicable after receiving notice from the Administrative Agent of the Company's intent to designate a Foreign Subsidiary to become a Subsidiary Account Party, and in any event at least two Business Days' prior to the delivery of an executed Subsidiary Joinder Agreement pursuant to this subsection (a), any Bank that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Foreign Subsidiary directly or through an Affiliate of such Bank (a "Protesting Bank") shall so notify the Company and the Administrative Agent in writing.  With respect to each Protesting Bank, the Company shall, effective on or before the date that such Foreign Subsidiary shall become a Subsidiary Account Party, either (A) notify the Administrative Agent and such Protesting Bank that the Commitment of such Protesting Bank shall be terminated, provided that such Protesting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and/or its LC Disbursement reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, LC Disbursements and accrued interest and fees) or the Company or the relevant Subsidiary Account Party (in the case of all other amounts) or (B) cancel the request to designate such Foreign Subsidiary as a Subsidiary Account Party hereunder.

(b)           The Company may, at any time at which a Subsidiary Account Party shall not be an Account Party with respect to an outstanding Letter of Credit and which shall have no unpaid LC Disbursements or unpaid interest on any LC Disbursements, terminate such Subsidiary Account Party as an Account Party hereunder by delivering an executed notice thereof, substantially in the form of Exhibit G hereto, to the Administrative Agent (which shall promptly notify the Banks).  Immediately upon the receipt by the Administrative Agent of such notice, all commitments of the Banks to issue Letters of Credit for the account of such Subsidiary Account Party and all rights of such Subsidiary Account Party hereunder, shall terminate and such Subsidiary Account Party shall immediately cease to be an Account Party hereunder; provided that all obligations of such Subsidiary Account Party as an Account Party hereunder arising in respect of any period in which such Subsidiary Account Party was, or on account of any action or inaction by such Subsidiary Account Party as, an Account Party hereunder shall survive such termination.

Credit Agreement

SECTION 10.14.  USA PATRIOT Act.  Each Bank hereby notifies the Account Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Bank may be required to obtain, verify and record information that identifies the Account Parties, which information includes the name and address of the Account Parties and other information that will allow such Bank to identify the Account Parties in accordance with said Act.

SECTION 10.15.  No Fiduciary Duty.  The Administrative Agent, each Bank and their Affiliates (collectively, solely for purposes of this Section, the "Banks"), may have economic interests that conflict with those of the Account Parties, their respective stockholders and/or their affiliates.  The Account Parties agree that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and any Account Party, its stockholders or its affiliates, on the other.  The Account Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Banks, on the one hand, and the Account Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of any Account Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise any Account Party, its stockholders or its Affiliates on other matters) or any other obligation to the Account Parties except the obligations expressly set forth in the Credit Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of any Account Party, its management, stockholders or creditors or any other Person.  Each Account Party acknowledges and agrees that such Account Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Account Party agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Account Party, in connection with such transaction or the process leading thereto.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

By: /s/ Frederick J. Crawford
        Name:  Frederick J. Crawford
        Title:  Executive Vice President and Chief
Financial Officer

By: /s/ Anant Bhalla
        Name:  Anant Bhalla
   Title:  Vice President and Treasurer

U.S. Federal Tax Identification No.: 35-1140070

150 North Radnor Chester Road
Radnor, PA  19087
Attention:  Treasurer's Office
Tel:           (484) 583-1432
Fax:           (484) 583-3957

with a copy to:

Lincoln National Corporation
150 North Radnor Chester Road
Radnor, PA 19087
Attention: General Counsel

Credit Agreement

SUBSIDIARY ACCOUNT PARTIES

LINCOLN NATIONAL REINSURANCE
COMPANY (BARBADOS) LIMITED

By: /s/ Anant Bhalla
        Name: Anant Bhalla
        Title:  Treasurer

U.S. Federal Tax Identification No.: 35-1716060

THE LINCOLN NATIONAL LIFE INSURANCE
COMPANY

By: /s/ Anant Bhalla
        Name:  Anant Bhalla
        Title:  Treasurer

U.S. Federal Tax Identification No.: 35-0472300

Credit Agreement

BANKS

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By: /s/ Melvin D. Jackson
   Name:  Melvin D. Jackson
   Title:  Vice President

Address for Notices (for the Administrative Agent):

JPMorgan Chase Bank, N.A.
1111 Fannin Street
10th Floor
Houston, Texas  77002-6925
Attention: Loan and Agency Services
Tel:	(713) 750-2531
Fax:           (713) 750-2223

Credit Agreement

BANK OF AMERICA, N.A.

By: /s/ Tiffany Burgess
   Name:  Tiffany Burgess
   Title:  Vice President

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Dennis Cogan
   Name:  Dennis Cogan
   Title:  Senior Vice President

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Casey Connelly
   Name:  Casey Connelly
   Title:  Vice President

Credit Agreement

THE BANK OF NEW YORK MELLON

By: /s/ Heather Lindstrom
   Name:  Heather Lindstrom
   Title:  Managing Director

Credit Agreement

CREDIT SUISSE AG, NEW YORK BRANCH

By: /s/ Jay Chall
   Name:  Jay Chall
   Title:  Director

By: /s/ Gregory Gibson
   Name:  Gregory Gibson
   Title:  Assistant Vice President

Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By: /s/ John S. McGill
   Name:  John S. McGill
   Title:  Director

By: /s/ Robert Chesley
   Name:  Robert Chesley
   Title:  Director

Credit Agreement

GOLDMAN SACHS BANK USA

By: /s/ Mark Walton
   Name:  Mark Walton
   Title:  Authorized Signatory

Credit Agreement

MORGAN STANLEY BANK, N.A.

By: /s/ Ryan Vetsch
   Name:  Ryan Vetsch
   Title:  Vice President

Credit Agreement

CITIBANK, N.A.

By: /s/ Peter Bickford
   Name:  Peter Bickford
   Title:  Managing Director

Credit Agreement

UBS AG, STAMFORD BRANCH

By: /s/ Irja R. Otsa
   Name:  Irja R. Otsa
   Title:  Associate Director

By: /s/ Mary E. Evans
   Name:  Mary E. Evans
   Title:  Associate Director

Credit Agreement

THE NORTHERN TRUST COMPANY

By: /s/ Lisa McDermott
   Name:  Lisa McDermott
   Title:  Vice President

Credit Agreement

SCHEDULE I
Commitments
Banks	Commitment ($)

JPMorgan Chase Bank, N.A.	51,250,000

Bank of America, N.A.	51,250,000

U.S. Bank National Association	51,250,000

Wells Fargo Bank, National Association	51,250,000

The Bank of New York Mellon	42,000,000

Credit Suisse AG, New York Branch	42,000,000

Deutsche Bank AG New York Branch	42,000,000

Goldman Sachs Bank USA	42,000,000

Morgan Stanley Bank, N.A.	42,000,000

Citibank, N.A.	31,250,000

UBS AG, Stamford Branch	31,250,000

The Northern Trust Company	22,500,000

TOTAL COMMITMENTS	$500,000,000

Schedule I (Commitments)

SCHEDULE II

Restricted Subsidiaries

The Lincoln National Life Insurance Company

Schedule II (Restricted Subsidiaries)

SCHEDULE III

Existing Instruments

	Percentage Equity Credit – S&P	Percentage Equity Credit – Moody's
6.05% Capital Securities due 2067	100%	75%
6.75% Capital Securities due 2066	100%	75%
7% Capital Securities due 2066	100%	75%
Lincoln Capital VI - 6.75% Series F due 2052	100%	0%

The equity treatment given to the Instruments by S&P and Moody's as of the Effective Date contemplates that the equity credit of any Instrument decreases as such Instrument approach maturity.  No such increase is contemplated by S&P or Moody's to occur with respect to any Instrument before the first anniversary of the Commitment Termination Date.

The equity treatment given to the Instruments by S&P limits the aggregate amount of equity credit given to all Instruments of the Company and its Consolidated Subsidiaries to 15% of the total adjusted capital (as determined by S&P) of the Company and its Consolidated Subsidiaries.

Schedule III (Existing Instruments)

EXHIBIT A

NOTE

New York, New York
                         , 201_

For value received, [Insert name of Account Party], a[n] [Insert jurisdiction of organization of Account Party] corporation (the "Account Party"), promises to pay to the order of __________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Account Party pursuant to the Credit Agreement referred to below on the date provided for in the Credit Agreement.  The Account Party promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York.

All Loans made by the Bank, the respective dates, amounts, types and maturities thereof and all repayments of the principal thereof shall be recorded on its books by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Account Party hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the 364-Day Credit Agreement dated as of June 9, 2010 among Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the "Credit Agreement").  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This Note shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

[INSERT NAME OF ACCOUNT PARTY]

By___________________________

Title:

Exhibit A (Note)

Note (cont'd)

LOANS AND PAYMENTS OF PRINCIPAL

	Amount	Type	Amount of Principal	Maturity	Notation
Date	of Loan	of Loan	Repaid	Date	Made By

Exhibit A (Note)

EXHIBIT B

OPINION OF COUNSEL OF THE COMPANY

June 9, 2010

To the Banks and the Administrative Agent
referred to below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, NY  10017

Dear Sirs:

I refer to the 364-Day Credit Agreement (the "Credit Agreement") dated as of June 9, 2010 among Lincoln National Corporation (the "Company"), and the Subsidiary Account Parties party thereto, the Banks party thereto and the Administrative Agent.  Terms defined in the Credit Agreement are used herein as therein defined.  I am an Associate General Counsel of the Company and am admitted to practice law in the State of Indiana.  This opinion is being rendered to you at the request of the Company.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for purposes of this opinion.  I have also assumed that the Credit Agreement has been duly authorized, executed and delivered by each of the Banks referred to therein and the Administrative Agent and is enforceable in accordance with its terms against such parties.  As to certain matters of fact, I have relied upon information obtained from officers and employees of the Company and from public officials believed by me to be responsible.

In rendering this opinion, I have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

Upon the basis of the foregoing and subject to the qualifications, exceptions and assumptions herein, I am of the opinion that:

1.
The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  The Company is duly qualified to do business, and is validly existing or in good standing, as applicable, in every other jurisdiction where such qualification is required, except as would not result in a Material Adverse Effect.

Exhibit B (Opinion of Counsel of the Company)

2.
The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company's corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material agreement, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect.

3.	The Credit Agreement has been duly executed and delivered by the Company.

4.
If the Credit Agreement and the Notes were stated to be governed by and construed in accordance with the law of the State of Indiana or if a court of the State of Indiana were to apply the law of the State of Indiana to the Credit Agreement and the Notes, the Credit Agreement and the Notes would constitute a valid and binding agreement of the Company in each case enforceable in accordance with their respective terms.

5.
There is no action, suit or proceeding pending against, or to the best of my knowledge after reasonable inquiry, threatened, against the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which reasonably would be expected to have a Material Adverse Effect, or (b) which in any manner draws into question the validity or enforceability of the Credit Agreement.

6.
Each of the Company's Restricted Subsidiaries is a corporation validly existing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

The foregoing opinions are subject to the following comments and qualifications:

(A)        The opinions set forth in paragraph 4 above are subject to the qualification that the binding effect and enforceability of the Credit Agreement and the Notes may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights, and (ii) the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(B)           The enforceability of Sections 7.06, 7.07 and 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

Exhibit B (Opinion of Counsel of the Company)

(C)           The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(D)           Section 9.02 of the Credit Agreement may not be enforceable to the extent that the obligations of any Subsidiary Account Party under the Credit Agreement are materially modified.

(E)           I express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of Indiana) that limit the interest, fees or other charges such Bank may impose for the loan or use of money or other credit, (ii) the last sentence of Section 10.04 of the Credit Agreement, (iii) the first sentence of Section 10.09(a) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement and (iv) the waiver of inconvenient forum set forth in the last sentence of Section 10.09(a) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

(F)           I also wish to point out that provisions of the Credit Agreement and the Notes which permit the Administrative Agent or the Banks to take actions or make determinations may be subject to a requirement that such actions be taken or such determinations be made on a reasonable basis and in good faith.

I do not herein express any opinion as to any matters governed by any law other than the law of the State of Indiana and the United States of America.

This opinion is rendered only with respect to law in effect as of the date hereof.  I assume no responsibility for updating this opinion to take into account any event, action, interpretation or change of law or change of facts occurring subsequent to the date hereof which may affect the validity of any of the opinions expressed herein.

This opinion is furnished by me solely for your benefit for use in connection with the transactions contemplated by the Credit Agreement and it may not be relied upon by any other Person.

Very truly yours,

[Name]

[Title]

Exhibit B (Opinion of Counsel of the Company)

EXHIBIT C

OPINION OF
MILBANK, TWEED, HADLEY & MCCLOY LLP,
SPECIAL NEW YORK COUNSEL TO JPMCB

 June 9, 2010

To the Banks and the Administrative Agent
referred to below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, NY  10017

Dear Sirs:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A., in connection with the 364-Day Credit Agreement (the "Credit Agreement") dated as of June 9, 2010, among Lincoln National Corporation (the "Company"), Lincoln National Reinsurance Company (Barbados) Limited ("LN (Barbados)") and The Lincoln National Life Insurance Company, as Subsidiary Account Parties party thereto (the "Subsidiary Account Parties"), the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Terms defined in the Credit Agreement are used herein as defined therein.  This opinion letter is being delivered pursuant to Section 3.02(c) of the Credit Agreement.  The Company and the Subsidiary Account Parties party to the Credit Agreement on the date hereof are herein referred to as the "Obligors".

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement.  We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth in the opinions expressed below, as to the Obligors) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized, that all of the parties thereto are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same, and that all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), that all filings or registrations with, any governmental or regulatory authority of Barbados (including the central bank thereof) required for the making and performance by LN (Barbados) of the Credit Agreement have been obtained or made and are in effect and that, upon the delivery of this opinion, the Administrative Agent will have notified the Company and the Banks of the Effective Date pursuant to Section 3.02 of the Credit Agreement.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of each Obligor party thereto,

Exhibit C (Opinion of Milbank, Tweed, Hadley & McCloy LLP)

enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A)  The enforceability of Section 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B)  The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C)  Section 9.02 of the Credit Agreement may not be enforceable to the extent that the obligations of any Subsidiary Account Party under the Credit Agreement are materially modified.

(D)  We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of New York) that limit the interest, fees or other charges such Bank may impose for the loan or use of money or other credit, (ii) the last sentence of Section 10.04 of the Credit Agreement, (iii) the first sentence of Section 10.09(a) of the Credit Agreement, insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement and (iv) the waiver of inconvenient forum set forth in the last sentence of Section 10.09(a) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

Exhibit C (Opinion of Milbank, Tweed, Hadley & McCloy LLP)

At the request of our client, this opinion letter is, pursuant to Section 3.02(c) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to JPMorgan Chase Bank, N.A., and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WJM/MJB

Exhibit C (Opinion of Milbank, Tweed, Hadley & McCloy LLP)

EXHIBIT D

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                           ______________________________

2.           Assignee:                                           ______________________________

[and is an Affiliate of [identify Bank]]

3.	Account Party:	[______________________]

4.             Administrative Agent:                         JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.             Credit Agreement:                                The $500,000,000 364-Day Credit Agreement dated as of June 9, 2010 between Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party

Exhibit D (Assignment and Assumption)

thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6. Assigned Interest:

Facility Assigned1	Aggregate Amount of Commitment/LC Exposure for all Banks	Amount of Commitment/LC Exposure Assigned	Percentage Assigned of Commitment/LC Exposure2
	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 200__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Commitment," "Term Loan Commitment," etc.).

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/LC Exposure of all Banks thereunder.

Exhibit D (Assignment and Assumption)

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________

     Name:

     Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________

     Name:

     Title:

Exhibit D (Assignment and Assumption)

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By_________________________________

     Name:

     Title:

[Consented to:]4

[NAME OF FRONTING ISSUING BANK]

By________________________________

    Name:

    Title:

[Consented to:]5

LINCOLN NATIONAL CORPORATION

By________________________________

    Name:

    Title:

_____________________

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of Fronting Issuing Banks is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Exhibit D (Assignment and Assumption)

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Bank that is not incorporated under the laws of the United States of America or any state thereof, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of reimbursement obligations, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex I

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I

 EXHIBIT E

[Form of Confirming Bank Agreement]

[Letterhead of Issuing Bank]

____________________, 20__

[Name of Confirming Bank]
[Address]

Ladies and Gentlemen:

Reference is made to the 364-Day Credit Agreement dated as of June 9, 2010 (as amended, restated, supplemented and otherwise modified and in effect on the date hereof, the "Credit Agreement"), among Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Banks.  Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned is an issuing Bank (the "Issuing Bank") under the Credit Agreement but is not on the date hereof a bank listed on the most current Bank List of banks approved by the NAIC.  Accordingly, in order to be an "NAIC Approved Bank" for the purposes of the Credit Agreement, the undersigned hereby requests that you be a Confirming Bank with respect to the undersigned for the purposes of the Credit Agreement and each Letter of Credit issued by the Issuing Bank thereunder.

By your signature below, you undertake that any draft drawn under and in strict compliance with the terms of any Letter of Credit issued by the Issuing Bank under the Credit Agreement will be duly honored by you as if, and to the extent, you were the Issuing Bank under such Letter of Credit.  Notwithstanding the foregoing, your liability under all Letters of Credit at any one time issued under the Credit Agreement shall be limited to an amount (the "Liability Limit") equal to the Commitment of the undersigned under the Credit Agreement in effect on the date hereof (an amount equal to $_________), as such Liability Limit may be increased after the date hereof with your prior written consent by reason of an increase in the Commitment of the undersigned under the Credit Agreement.  In addition, you hereby irrevocably appoint and designate the Administrative Agent as your attorney-in-fact, acting through any duly authorized officer of JPMCB, to execute and deliver, at any time prior to the Commitment Termination Date in effect on the date of this letter agreement, in your name and on your behalf each Letter of Credit to be confirmed by you in accordance herewith and with the Credit Agreement.  You agree that, promptly upon the request of the Administrative Agent, you will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for you in connection with the execution and delivery of such Letter of Credit.

In consideration of the foregoing, the undersigned agrees that if you shall make any LC Disbursement in respect of any Letter of Credit, regardless of the identity of the account

Exhibit E (Confirming Bank Agreement)

party of such Letter of Credit, the undersigned shall reimburse you by paying to you an amount equal to the amount of the LC Disbursement made by you, such payment to be made not later than noon, New York City time, on (i) the Business Day that the undersigned receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the undersigned receives such notice, if such notice is received on a day which is not a Business Day or is not received prior to 10:00 a.m., New York City time, on a Business Day.  The undersigned's obligations to reimburse you as provided in the foregoing sentence shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this letter agreement under any and all circumstances whatsoever, and irrespective of any event or circumstance of the type described in Section 2.11(b) of the Credit Agreement (or of any analogous event or circumstance relating to the undersigned).

If any LC Disbursement is made by you, then, unless the undersigned shall reimburse the amount of such LC Disbursement to you in full on the date such LC Disbursement is made by you, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date of reimbursement, at the rate per annum equal to (i) the Federal Funds Effective Rate to but excluding the date three Business Days after such LC Disbursement and (ii) from and including the date three Business Days after such LC Disbursement, 2% plus the Federal Funds Effective Rate.

This letter agreement shall be governed by and construed in accordance with the law of the State of New York.

Please indicate your acceptance of the foregoing terms and conditions by signing the three enclosed copies of this letter agreement and returning (a) one such signed copy to the undersigned at the address indicated above, (b) one such signed copy to the Administrative Agent at JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention Loan and Agency Services (Tel. No. (713) 750-750-2531; Fax No. (713) 750-2223) and (c) one such signed copy to the Company at its address specified in Section 10.01 of the Credit Agreement.

Exhibit E (Confirming Bank Agreement)

[NAME OF ISSUING BANK]

By____________________________
  Title:

AGREED AS AFORESAID:

[NAME OF CONFIRMING BANK]

By____________________________
  Title:

Exhibit E (Confirming Bank Agreement)

 EXHIBIT F

[Form of Subsidiary Joinder Agreement]

[________], 201[_]

To JPMorgan Chase Bank, N.A.,
  as Administrative Agent
270 Park Avenue
New York, New York 10017

Each of the Banks party to the
Credit Agreement referred to below

Re:  Subsidiary Joinder Agreement

Ladies and Gentlemen:

Reference is made to the 364-Day Credit Agreement (the "Credit Agreement") dated as of June 9, 2010 among Lincoln National Corporation (the "Company"), the Subsidiary Account Parties party thereto, the Banks party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent (the "Administrative Agent").  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Company and the "Subject Subsidiary" (as identified on the signature pages below), have executed and hereby deliver this Subsidiary Joinder Agreement, pursuant to Section 10.13(a) of the Credit Agreement, in order to designate the Subject Subsidiary as a Subsidiary Account Party to the Credit Agreement.

Accordingly, the Company and the Subject Subsidiary hereby represent and warrant and agree that as of the "Effective Date" (as defined below):

1.  the Subject Subsidiary is a direct or indirect wholly-owned Subsidiary of the Company;

2.  the Subject Subsidiary is subject to and bound by each of the obligations, of an Account Party, including a Subsidiary Account Party, contained in the Credit Agreement as if the Subject Subsidiary were an original signatory to such Credit Agreement;

3.  each of the representations and warranties contained in the Credit Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 thereof as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) are true with the same force and effect as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

4.  the Guarantee of the Company contained in Article IX of the Credit Agreement applies to all of the obligations of the Subject Subsidiary pursuant thereto;

Exhibit F (Subsidiary Joinder Agreement)

5.  the Subject Subsidiary's addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Sections 10.01 and 10.09(c) of the Credit Agreement to it at its "Address for Notices" specified on the signature pages below; and

This Subsidiary Joinder Agreement shall become effective as of the date (the "Effective Date") on which the Administrative Agent accepts this Subsidiary Joinder Agreement as provided on the signature pages below.  As of the Effective Date, the Subject Subsidiary shall be entitled to the rights, and subject to the obligations, of an Account Party, including a Subsidiary Account Party, contained in the Credit Agreement.  Except as expressly herein agreed with respect to the joinder of the Subject Subsidiary as a Subsidiary Account Party, the Credit Agreement shall remain unchanged and in full force and effect.

This Subsidiary Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.  This Subsidiary Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F (Subsidiary Joinder Agreement)

COMPANY

LINCOLN NATIONAL CORPORATION

By:________________________
     Name:
     Title:

SUBJECT SUBSIDIARY

[_____________________]
a [__________________] [corporation]

By:______________________
     Name:
     Title:

Address for Notices

[______________________]
[______________________]
[______________________]

Attn:____________________

Tel:[________________]
Fax:[________________]

Agreed and Accepted:

this [______] [th] day of
[________], 201[_]

JPMORGAN CHASE BANK, N.A.,
  as Administrative Agent

By:___________________________
     Name:
     Title

Exhibit F (Subsidiary Joinder Agreement)

EXHIBIT G

SUBSIDIARY TERMINATION NOTICE

[Date]

To:                      JPMorgan Chase Bank, N.A. (the "Administrative Agent")

From:                      Lincoln National Corporation (the "Company")

Re:
364-Day Credit Agreement (the "Credit Agreement") dated as of June 9, 2010 among the Company, the Subsidiary Account Parties party thereto, the Banks party thereto (the "Banks") and the Administrative Agent

The Company hereby gives notice pursuant to Section 10.13(b) of the Credit Agreement that, effective as of the date hereof, [________] is terminated as an Account Party under the Credit Agreement and all commitments by the Banks to issue Letters of Credit for account of such Account Party under the Credit Agreement are hereby terminated.

Pursuant to Section 10.13(b) of the Credit Agreement, the Company hereby certifies that there is no LC Exposure outstanding with respect to any Letter of Credit with respect to which [_________] is the Account Party.

All obligations of [________] arising in respect of any period in which [_________] was, or on account of any action or inaction taken by [________] as, an Account Party under the Credit Agreement shall survive the termination effected by this notice.

Terms used herein have the meanings assigned to them in the Credit Agreement.

LINCOLN NATIONAL CORPORATION

By____________________________
Authorized Officer

Exhibit G (Subsidiary Termination Notice)